Filed with the Securities and Exchange Commission on April 27 , 2018

Registration No. 333- 222967

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

____________________

Amendment No. 1

To

FORM F-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

____________________

Auris Medical Holding AG

(Exact Name of Registrant as Specified in Its Charter)
Not Applicable
(Translation of Registrant’s name into English)

Switzerland	2834	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Bahnhofstrasse 21 6300 Zug, Switzerland +41 (0)41 729 71 94
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

____________________

Cogency Global, Inc. 10 East 40th Street, 10th Floor New York, NY 10016 (212) 947-7200
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

____________________

Copy to:
Sophia Hudson Richard D. Truesdell, Jr. Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐ __________

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐ __________

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐ __________

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933. Emerging growth company ☒ __________

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐ __________

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee(3)
Common shares, nominal value CHF 0.02 per share	750,002	$1.39	1,042,502.78	$129.80
(1)	All of the common shares offered hereby are for the account of selling stockholders and consist of 750,002 shares issuable upon the exercise of warrants (the “Warrants”). Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional common shares which become issuable by reason of any share dividend, share split, recapitalization or any other similar transaction without receipt of consideration which results in an increase in the number of common shares outstanding.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933. Based on the average of the high and low sales prices of the registrant’s common shares on the Nasdaq Capital Market on April 26 , 2018.

(3)	Previously paid.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 27 , 2018

PRELIMINARY PROSPECTUS

750,002 Common Shares

Auris Medical Holding AG
Common Shares

This prospectus relates to the resale of up to 750,002 of our common shares issuable upon exercise of certain outstanding warrants.

These common shares will be resold from time to time by the entities listed in the section titled “selling shareholders” beginning on page 12, which we refer to as the selling shareholders. The common shares offered under this prospectus by the selling shareholders are issuable upon exercise of warrants (the “warrants”) issued pursuant to the Securities Purchase Agreement by and among Auris Medical Holding AG and the selling shareholders named therein, dated as of January 26, 2018 (the “Purchase Agreement”). We are not selling any common shares under this prospectus and will not receive any of the proceeds from the sale of common shares by the selling shareholders.

The selling shareholders may sell the common shares described in this prospectus in a number of different ways and at varying prices. We provide more information about how a selling shareholder may sell its common shares in the section titled “Plan of Distribution” on page 43. We will pay the expenses incurred in registering the common shares to which this prospectus relates, including legal and accounting fees.

Currently, our common shares are traded on the Nasdaq Capital Market under the symbol “EARS”. The closing price of our common shares on Nasdaq on April 16 , 2018 was $1.29 per common share.

We are an “emerging growth company” as defined under the federal securities laws and, as such, are subject to reduced public company reporting requirements. See “Prospectus Summary—Implications of Being an “Emerging Growth Company and a Foreign Private Issuer.”

Investing in our common shares involves a high degree of risk. See “Risk Factors” beginning on page 9.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                , 2018.

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TABLE OF CONTENTS

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Page

Prospectus Summary	1
Risk Factors	6
Presentation of Financial and Other Information	6
Market and Industry Data	6
Cautionary Statement Regarding Forward-Looking Statements	7
Market for Our Common Shares	9
Use of Proceeds	10
Selling Shareholders	11
Dividend Policy	13
Capitalization	14
Exchange Rates	16
Description of Share Capital and Articles of Association	17
Comparison of Swiss Law and Delaware Law	28
Taxation	34
Plan of Distribution	41
Legal Matters	43
Experts	43
Enforcement of Judgments	43
Where You Can Find More Information	44
Incorporation of Certain Information by Reference	44

Unless otherwise indicated or the context otherwise requires, all references in this prospectus to “Auris Medical Holding AG” or “Auris,” the “Company,” “we,” “our,” “ours,” “us” or similar terms refer to Auris Medical Holding AG (formerly Auris Medical AG), together with its subsidiaries, prior to our corporate reorganization by way of the Merger (as defined below) on March 13, 2018 (i.e. to the transferring entity), and to Auris Medical Holding AG (formerly Auris Medical NewCo Holding AG), together with its subsidiaries after the Merger (i.e. to the surviving entity). The trademarks, trade names and service marks appearing in this prospectus are property of their respective owners.

Unless indicated or the context otherwise requires, all references in this prospectus to our common shares as of any date prior to March 13, 2018 refer to our common shares (having a nominal value of CHF 0.40 each) prior to the 10:1 “reverse stock split” effected through the Merger and all references to our common shares as of, and after, March 13, 2018 refer to our common shares (having a nominal value of CHF 0.02 each) after the 10:1 “reverse stock split” effected through the Merger.

The terms “dollar,” “USD” or “$” refer to U.S. dollars and the term “Swiss Franc” and “CHF” refer to the legal currency of Switzerland.

We have not authorized anyone to provide any information other than that contained in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we may have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We have not authorized any other person to provide you with different or additional information. We are not making an offer to sell the common shares in any jurisdiction where the offer or sale is not permitted. This offering is being made in the United States and elsewhere solely on the basis of the information contained in this prospectus. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or any sale of the common shares. Our business, financial condition, results of operations and prospects may have changed since the date on the front cover of this prospectus.

i

Prospectus Summary

This summary highlights information contained elsewhere in this prospectus. This summary may not contain all the information that may be important to you, and we urge you to read this entire prospectus carefully, including the “Risk Factors,” “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections and our consolidated financial statements, including the notes thereto, included elsewhere in this prospectus or incorporated by reference herein, before deciding to invest in our common shares.

Our Business

We are a clinical-stage biopharmaceutical company focused on the development of novel products for the treatment of inner ear disorders. We have two lead clinical-stage product candidates, (i) Keyzilen® (AM-101), which is being developed for the treatment of acute inner ear tinnitus and (ii) AM-111, being developed for the treatment of acute inner ear hearing loss and has been granted orphan drug status by the FDA and the EMA and has been granted fast track designation by the FDA. AM-125 is being developed for the treatment of vestibular disorders. In addition, we are pursuing early stage projects for the treatment of tinnitus.

Recent Developments

TACTT3 Trial

On March 13, 2018, we announced that preliminary top-line data from the TACTT3 trial indicate that the study did not meet its primary efficacy endpoint of a statistically significant improvement in the Tinnitus Functional Score from baseline to Day 84 in the active treated group compared to placebo either in the overall population or in the otitis media subpopulation. The Company is investigating the outcomes, including those in the previously conducted sister trial TACTT2, and will provide an update in due course.

HEALOS Trial Results

On November 28, 2017, we announced that the HEALOS Phase 3 clinical trial that investigated AM-111 in the treatment of acute inner ear hearing loss did not meet the primary efficacy endpoint of a statistically significant improvement in hearing from baseline to Day 28 compared to placebo for either active treatment groups in the overall study population. However, a post-hoc analysis of the subpopulation with profound acute hearing loss revealed a clinically and statistically significant improvement in the AM-111 0.4 mg/mL treatment group. On January 4, 2018, we announced that further analyses on the basis of the HEALOS full data set provided additional confirmation of and support for AM-111's otoprotective effects in the profound acute hearing loss subpopulation. Patients treated with AM-111 0.4 mg/mL showed a statistically significantly lower incidence of no hearing improvement (defined as less than 15 dB) compared to placebo by Day 91 (11.4 vs. 38.2%, risk ratio 0.30, p=0.012). They also had a lower incidence of no marked hearing improvement (defined as less than 30 dB) (28.6 vs. 50.0%, risk ratio 0.57, p=0.087). In addition, the significant improvement in pure tone hearing in the AM-111 0.4 mg/mL group was coupled with superior improvement in speech discrimination as the score of correctly recognized words improved by 49.2 percentage points to Day 91 compared to 30.4 percentage points in the placebo group (p=0.062). We plan to discuss the HEALOS results and the regulatory pathway with health authorities.

Nasdaq Listing Requirements and Merger

The quantitative listing standards of the Nasdaq Capital Market require, among other things, that listed companies maintain a minimum closing bid price of $1.00 per share. To address our non-compliance with the minimum closing bid price requirement, on March 13, 2018, Auris Medical Holding AG merged into Auris Medical NewCo Holding AG (the "Merger"), a newly incorporated, wholly-owned Swiss subsidiary (“Auris NewCo”) following shareholder approval at an extraordinary general meeting of shareholders held on March 12, 2018. Following the Merger, Auris NewCo, the surviving company had a share capital of CHF 122,347.76, divided into 6,117,388 common shares with a nominal value of CHF 0.02 each. Pursuant to the Merger, our shareholders received one common share with a nominal value of CHF 0.02 of Auris NewCo for every 10 common shares in Auris Medical Holding AG held prior to the Merger, effectively resulting in a “reverse share split” at a ratio of 10-

for-1. Auris NewCo changed its name to “Auris Medical Holding AG” as part of the consummation of the Merger, effective March 13, 2018. On March 14, 2018 the common shares of Auris NewCo began trading on the Nasdaq Capital Market under the trading symbol “EARS.”

In addition to the minimum closing bid price requirement, we are required to comply with certain other Nasdaq continued listing requirements, including a series of financial tests relating to shareholder equity, market value of listed securities and number of market makers and shareholders. If we fail to maintain compliance with any of those requirements, our common shares could be delisted from Nasdaq’s Capital Market. On January 11, 2018, we received a letter from Nasdaq indicating that we have been provided an initial period of 180 calendar days, or until July 10, 2018 to regain compliance with Nasdaq’s market value of listed securities requirement.

Recent LPC Issuances

On October 10, 2017, we entered into a purchase agreement (the “Commitment Purchase Agreement”) and a Registration Rights Agreement (the “Registration Rights Agreement”) with Lincoln Park Capital Fund, LLC (“LPC”). Pursuant to the Commitment Purchase Agreement, LPC agreed to subscribe for up to $13,500,000 of our common shares over the 30-month term of the Commitment Purchase Agreement. As a result of the Merger, the Commitment Purchase Agreement was terminated. In this prospectus, we refer to the aggregate of 300,000 common shares issued to LPC pursuant to the Commitment Purchase Agreement since December 31, 2017 and prior to the Merger as the “Recent LPC Issuances.”

Offering of Common Shares and Warrants

On January 26, 2018, we entered into the Purchase Agreement with the selling shareholders providing for the issuance and sale by us of 12,499,999 of our common shares. The common shares were offered pursuant to an effective shelf registration statement on Form F-3, which was initially filed with the Securities and Exchange Commission on September 1, 2015 and declared effective on September 10, 2015 (File No. 333-206710). We refer to such offering of common shares as the “January 2018 Registered Offering.”

In a concurrent private placement, we issued to the selling shareholders warrants to purchase up to 7,499,999 of our common shares in the aggregate. The warrants became exercisable immediately upon their issuance on January 30, 2018, at an exercise price of $0.50 per common share, and expire of January 30, 2025. Following the consummation of the Merger, the warrants became exercisable for an aggregate of 750,002 of our common shares (assuming we decide to round up fractional common shares to the next whole common share), at an exercise price of $5.00 per common share. The common shares being offered by the selling shareholders hereby are the common shares issuable upon exercise of the warrants.

Corporate Information

We are a stock corporation organized under the laws of Switzerland. We began our current operations in 2003. On April 22, 2014, we changed our name from Auris Medical AG to Auris Medical Holding AG and transferred our operational business to our newly incorporated subsidiary Auris Medical AG, which is now our main operating subsidiary. On March 13, 2018, we effected a corporate reorganization through the Merger into a newly formed holding company for the purpose of effecting the equivalent of a 10-1 “reverse share split.” Our principal office is located at Bahnhofstrasse 21, 6300 Zug, Switzerland, telephone number +41 (0)41 729 71 94.

We maintain a website at www.aurismedical.com where general information about us is available. Investors can obtain copies of our filings with the Securities and Exchange Commission, or SEC, from this site free of charge, as well as from the SEC website at www.sec.gov. We are not incorporating the contents of our website into this prospectus.

Implications of Being an “Emerging Growth Company” and a Foreign Private Issuer

We qualify as an “emerging growth company” as defined in the Jumpstart our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other burdens that are otherwise applicable generally to public companies. These provisions include an exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002.

We may take advantage of these provisions for up to five years from our initial public offering in 2014 or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company if we have more than $1.07 billion in annual revenue, have more than $700 million in market value of our common shares held by non-affiliates or issue more than $1.0 billion of non-convertible debt over a three- year period. We may choose to take advantage of some but not all of these reduced burdens.

We currently report under the Securities Exchange Act of 1934, as amended, or the Exchange Act, as a non-U.S. company with foreign private issuer, or FPI, status. Even after we no longer qualify as an emerging growth company, as long as we qualify as a foreign private issuer under the Exchange Act we will continue to be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including:

•	the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

•	the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

•	the rules under the Exchange Act requiring the filing with the Securities and Exchange Commission, or SEC, of quarterly reports on Form 10-Q containing unaudited financial and other specified information, or current reports on Form 8-K, upon the occurrence of specified significant events.

THE OFFERING

This summary highlights information presented in greater detail elsewhere in this prospectus. This summary is not complete and does not contain all the information you should consider before investing in our common shares. You should carefully read this entire prospectus before investing in our common shares including “Risk Factors,” our consolidated financial statements and the documents incorporated herein.

Common Shares offered by the selling shareholders	Up to 750,002 common shares issuable upon exercise of warrants issued pursuant to the Purchase Agreement (which warrants are exercisable at a price of $5.00 per share and expire on January 26, 2025).
Common shares outstanding after this offering (assuming the exercise of all warrants issued pursuant to the Purchase Agreement)	6,867,390
Nasdaq Capital Market symbol	“EARS.”
Use of proceeds	We will not receive any of the proceeds from the sale of our common shares by the selling shareholders pursuant to this prospectus. We may receive up to approximately $3.7 million in aggregate gross proceeds from cash exercises of the warrants, based on the per share exercise price of the warrants. Any proceeds we receive from the exercise of the warrants will be used for working capital and general corporate purposes. See “Use of Proceeds.”
Dividend policy	We have never paid or declared any cash dividends on our shares, and we do not anticipate paying any cash dividends on our common shares in the foreseeable future. See “Dividend Policy.”
Risk factors	An investment in our common shares involves a high degree of risk. Please refer to “Risk Factors” in this prospectus and under “Item 3. Key Information—D. Risk factors” in our Annual Report on Form 20-F for the year ended December 31, 2017, incorporated by reference herein, and other information included or incorporated by reference in this prospectus for a discussion of factors you should carefully consider before investing in our common shares.

The number of our common shares outstanding after this offering is based on 6,117,388 common shares outstanding as of December 31, 2017, after giving effect to the Recent LPC Issuances, the January 2018 Registered Offering and the “reverse share split” effected through the Merger and excludes:

•	915,000 of our common shares available for issuance pursuant to our conditional share capital for equity incentive plans pursuant to our amended and restated articles of association, including 225,154 of our common shares issuable upon the exercise of options outstanding as of December 31, 2017 at a weighted average exercise price of $17.40 per common share (as adjusted, as a result of the “reverse share split” effected through the Merger);

•	2,135,000 of our common shares available for issuance pursuant to our conditional share capital for warrants and convertible bonds pursuant to our amended and restated articles of association, including 15,673 common shares issuable upon the exercise of a warrant issued to Hercules Capital, Inc., or Hercules, at an exercise price of $39.40 per common share, and 794,500 common shares issuable upon exercise of warrants issued on February 21, 2017 in a public offering at an exercise price of US$12.00 per common share (each as adjusted, as a result of the “reverse share split” effected through the Merger); and

•	3,050,000 common shares available for issuance for financing purposes pursuant to our amended and restated articles of association.

Risk Factors

Any investment in our common shares involves a high degree of risk. You should carefully consider the risks described in “Item 3. Key Information—D. Risk factors” in our Annual Report on Form 20-F for the year ended December 31, 2017, incorporated by reference herein, and all of the information included or incorporated by reference in this prospectus before deciding whether to purchase our common shares. These risks and uncertainties are not the only risks and uncertainties we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of the events or circumstances described in “Item 3. Key Information—D. Risk Factors” in our Annual Report on Form 20-F for the year ended December 31, 2017 actually occur, our business, financial condition and results of operations would suffer. In that event, the price of our common shares could decline, and you may lose all or part of your investment. These risks also include forward-looking statements and our actual results may differ substantially from those discussed in these forward-looking statements. See “Forward-Looking Statements.”

Presentation of Financial and Other Information

We report under IFRS in Swiss Francs. None of the consolidated financial statements were prepared in accordance with generally accepted accounting principles in the United States.

The terms “dollar,” “USD” or “$” refer to U.S. dollars, the term, “Swiss Francs” or “CHF” refers to the legal currency of Switzerland and the terms “€” or “euro” are to the currency introduced at the start of the third stage of European economic and monetary union pursuant to the treaty establishing the European Community, as amended. Unless otherwise indicated, all references to currency amounts in this prospectus are in Swiss Francs.

We have made rounding adjustments to some of the figures included in this prospectus. Accordingly, numerical figures shown as totals in some tables may not be an arithmetic aggregation of the figures that preceded them.

Market and Industry Data

This prospectus and the documents incorporated by reference herein contain industry, market and competitive position data that are based on industry publications and studies conducted by third parties as well as our own internal estimates and research. These industry publications and third party studies generally state that the information that they contain has been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information.

Cautionary Statement Regarding Forward-Looking Statements

This prospectus contains statements that constitute forward-looking statements, including statements concerning our industry, our operations, our anticipated financial performance and financial condition, and our business plans and growth strategy and product development efforts. These statements constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended , and Section 21E of the Exchange Act. The words “may,” “might,” “will,” “should,” “estimate,” “project,” “plan,” “anticipate,” “expect,” “intend,” “outlook,” “believe” and other similar expressions are intended to identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. These forward-looking statements are based on estimates and assumptions by our management that, although we believe to be reasonable, are inherently uncertain and subject to a number of risks and uncertainties.

Forward-looking statements appear in a number of places in this prospectus and include, but are not limited to, statements regarding our intent, belief or current expectations. Forward-looking statements are based on our management’s beliefs and assumptions and on information currently available to our management. Such statements are subject to risks and uncertainties, and actual results may differ materially from those expressed or implied in the forward-looking statements due to various factors, including, but not limited to:

•	our operation as a development-stage company with limited operating history and a history of operating losses;

•	our need for substantial additional funding to continue the development of our product candidates before we can expect to become profitable from sales of our products;

•	the outcome of our review of strategic options and of any action that we may pursue as a result of such review;

•	our dependence on the success of Keyzilen® (AM-101), AM-111 and AM-125, which are still in clinical development and may eventually prove to be unsuccessful, or that the post-hoc analysis in the subpopulation of profound acute hearing loss patients in the HEALOS trial may not be considered acceptable for regulatory filing purposes by relevant health authorities, which may impair our ability to raise additional funding to continue the development of our product candidates;

•	the chance that we may become exposed to costly and damaging liability claims resulting from the testing of our product candidates in the clinic or in the commercial stage;

•	the chance our clinical trials may not be completed on schedule, or at all, as a result of factors such as delayed enrollment or the identification of adverse effects;

•	uncertainty surrounding whether any of our product candidates will receive regulatory approval, which is necessary before they can be commercialized;

•	if our product candidates obtain regulatory approval, our being subject to expensive, ongoing obligations and continued regulatory overview;

•	enacted and future legislation may increase the difficulty and cost for us to obtain marketing approval and commercialization;

•	the chance that we do not obtain orphan drug exclusivity for AM-111, which would allow our competitors to sell products that treat the same conditions;

•	dependence on governmental authorities and health insurers establishing adequate reimbursement levels and pricing policies;

•	our products may not gain market acceptance, in which case we may not be able to generate product revenues;

•	our reliance on our current strategic relationships with INSERM or Xigen and the potential success or failure of strategic relationships, joint ventures or mergers and acquisitions transactions;

•	our reliance on third parties to conduct our nonclinical and clinical trials and on third-party, single-source suppliers to supply or produce our product candidates;

•	our ability to obtain, maintain and protect our intellectual property rights and operate our business without infringing or otherwise violating the intellectual property rights of others;

•	our ability to comply with the requirements under our term loan facility with Hercules, including repayment of amounts outstanding when due;

•	our ability to meet the continuing listing requirements of Nasdaq and remain listed on the Nasdaq Capital Market;

•	the chance that certain intangible assets related to our product candidates will be impaired; and

•	other risk factors set forth in our most recent Annual Report on Form 20-F.

Our actual results or performance could differ materially from those expressed in, or implied by, any forward-looking statements relating to those matters. Accordingly, no assurances can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on our results of operations, cash flows or financial condition. Except as required by law, we are under no obligation, and expressly disclaim any obligation, to update, alter or otherwise revise any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise.

Market For Our Common Shares

Our common shares are quoted on the Nasdaq Capital Market under the symbol “EARS.” The following table sets forth on a per share basis the low and high closing sale prices of our common shares as reported by the Nasdaq Capital Market for the periods presented.

	High	Low
Year Ended:
December 31, 2015	6.38	3.02
December 31, 2016	7.79	0.89
December 31, 2017	1.27	0.39
Year Ended December 31, 2016:
First Quarter	7.79	3.36
Second Quarter	4.33	3.13
Third Quarter	5.35	1.58
Fourth Quarter	1.75	0.90
Year Ended December 31, 2017:
First Quarter	1.27	0.67
Second Quarter	0.92	0.61
Third Quarter	0.93	0.64
Fourth Quarter	0.95	0.39
Month Ended:
September 30, 2017	0.82	0.67
October 31, 2017	0.95	0.76
November 30, 2017	0.93	0.42
December 31, 2017	0.62	0.39
January 31, 2018	0.62	0.37
February 28, 2018	0.38	0.24
March 31, 2018 (through March 13, 2018*)	0.32	0.25
March 31, 2018 (from March 14, 2018 to March 31 , 2018)	1.75	1.51
April 30, 2018 (through April 26, 2018)	1.60	1.27

* On March 13, 2018, we effected the equivalent of a 10:1 “reverse share split” through the Merger.

As of April 16 , 2018, we had 6,117,388 common shares issued and outstanding held by 8 registered holders, one of which is Cede & Co., a nominee for The Depository Trust Company (“DTC”). All of the common shares held by brokerage firms, banks and other financial institutions as nominees for beneficial owners are deposited into participant accounts at DTC and therefore are considered to be held of record by Cede & Co. as one shareholder.

Use of Proceeds

We will not receive any of the proceeds from the sale of securities by the selling shareholders pursuant to this prospectus. We may receive up to approximately $3.7 million in aggregate gross proceeds from cash exercises of the warrants, based on the per share exercise price of the warrants. Any proceeds we receive from the exercise of the warrants will be used for working capital and general corporate purposes.

Selling Shareholders

The common shares being offered by the selling shareholders are those issuable to the selling shareholders, upon exercise of the warrants. For additional information regarding the issuances of those warrants, see “Summary—Offering of Common Shares and Warrants” above. We are registering the common shares in order to permit the selling shareholders to offer the shares for resale from time to time. Except for the ownership of the warrants, the selling shareholders have not had any material relationship with us within the past three years.

The table below lists the selling shareholders and other information regarding the beneficial ownership of the common by each of the selling shareholders. The second column lists the number of common shares beneficially owned by each selling shareholder as of March 21, 2018, assuming exercise of the warrants held by the selling shareholders on that date, without regard to any limitations on exercises.

The third column lists the common shares being offered by this prospectus by the selling shareholders.

In accordance with the terms of the Purchase Agreement, this prospectus generally covers the resale of the maximum number of common shares issuable upon exercise of the warrants, determined as if the outstanding warrants were exercised in full as of the trading day immediately preceding the date this registration statement was initially filed with the SEC, each as of the trading day immediately preceding the applicable date of determination and all subject to adjustment as provided in the registration right agreement, without regard to any limitations on the exercise of the warrants. The fourth and fifth columns assume the sale of all of the common shares offered by the selling shareholders pursuant to this prospectus but no other common shares owned by the selling shareholders prior to this offering.

The percentage of common shares beneficially owned after this offering is based on 6,867,390 common shares that will be issued and outstanding upon the completion of this offering (assuming the exercise of all warrants issued pursuant to the Purchase Agreement).

Under the terms of the warrants, a selling shareholder may not exercise the warrants to the extent such exercise would cause such selling shareholder, together with its affiliates and attribution parties, to beneficially own a number of common shares which would exceed 4.99% of our then outstanding common shares following such exercise, excluding for purposes of such determination common shares issuable upon exercise of the warrants which have not been exercised. The number of shares in the second column does not reflect this limitation. The selling shareholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

Selling Shareholder	Shares Beneficially Owned Before this Offering	Maximum Number of Common Shares to be Sold Pursuant to this Prospectus(1)	Number of Common Shares Beneficially Owned After this Offering(2)	Percentage of Common Shares Beneficially Owned After this Offering(2)
Anson Investments Master Fund LP(3)	150,000	150,000	0	0%
Empery Asset Master, LTD(4)	211,203	68,413	74,377	1.0%
Empery Tax Efficient, LP(5)	61,989	26,851	35,138	1.0%
Empery Tax Efficient II, LP(6)	120,223	54,737	65,486	1.0%
Iroquois Capital Investment Group LLC(7)	54,546	54,546	0	0%
Iroquois Master Fund Ltd(8)	95,455	95,455	0	0%
Lincoln Park Capital Fund, LLC(9)	150,000	150,000	0	0%
Sabby Volatility Warrant Master Fund, Ltd.(10)	537,963	150,000	387,963	5.6%

(1)	The actual number of common shares offered hereby and included in the registration statement of which this prospectus forms a part includes, in accordance with Rule 416 under the Securities Act, such indeterminate number of additional common shares as may become issuable in connection with any proportionate adjustment for any stock splits, stock combinations, stock dividends, recapitalizations or similar events with respect to the common shares. The maximum number of common shares to be sold pursuant to this prospectus assumes we decide to round up fractional common shares that result from an exercise of the warrants to the next whole common share.

(2)	Assumed the sale of all of the common shares offered by the selling shareholders pursuant to this prospectus but no other common shares owned by the selling shareholders prior to this offering.

(3)	Anson Advisors Inc. and Anson Funds Management LP, the Co-Investment Advisers of Anson Investments Master Fund LP (“Anson”), hold voting and dispositive power over the common shares held by Anson. Bruce Winson is the managing member of Anson Management GP LLC, which is the general partner of Anson Funds Management LP. Moez Kassam and Adam Spears are directors of Anson Advisors Inc. Mr. Winson, Mr. Kassam and Mr. Spears each disclaim beneficial ownership of these common shares except to the extent of their pecuniary interest therein. The principal business address of Anson is 190 Elgin Ave; George Town, Grand Cayman.

(4)	Empery Asset Management LP, the authorized agent of Empery Asset Master Ltd (“EAM”), has discretionary authority to vote and dispose of the shares held by EAM and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by EAM. EAM, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these shares. The address of Empery Asset Master, LTD is c/o Empery Asset Management, LP, 1 Rockefeller Plaza, Suite 1205, New York, New York 10020.

(5)	Empery Asset Management LP, the authorized agent of Empery Tax Efficient, LP (“ETE”), has discretionary authority to vote and dispose of the shares held by ETE and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by ETE. ETE, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these shares. The address of Empery Tax Efficient, LP is c/o Empery Asset Management, LP, 1 Rockefeller Plaza, Suite 1205, New York, New York 10020.

(6)	Empery Asset Management LP, the authorized agent of Empery Tax Efficient II, LP (“ETE II”), has discretionary authority to vote and dispose of the shares held by ETE II and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by ETE II. ETE II, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these shares. The address of Empery Tax Efficient II, LP is c/o Empery Asset Management, LP, 1 Rockefeller Plaza, Suite 1205, New York, New York 10020.

(7)	Mr. Richard Abbe is the managing member of Iroquois Capital Investment Group LLC. Mr. Abbe has voting control and investment discretion over securities held by Iroquois Capital Investment Group LLC. As such, Mr. Abbe may be deemed to be the beneficial owner (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the securities held by Iroquois Capital Investment Group LLC. The address of Iroquois Capital Investment Group LLC is 205 E. 42nd Street, 16th Floor, New York, New York 10017.

(8)	Iroquois Capital Management L.L.C. (“Iroquois Capital”) is the investment manager of Iroquois Master Fund, Ltd (“IMF”). Consequently, Iroquois Capital has voting control and investment discretion over securities held by IMF. As President of Iroquois Capital, Richard Abbe makes voting and investment decisions on behalf of Iroquois Capital in its capacity as investment manager to IMF. As a result of the foregoing, Mr. Abbe may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the securities held by IMF. The address of Iroquois Master Fund Ltd is 205 E. 42nd Street, 16th Floor, New York, New York 10017.

(9)	Joshua Scheinfeld and Jonathan Cope, the principals of Lincoln Park are deemed to be beneficial owners of all the shares of common stock owned by Lincoln Park. Messrs. Scheinfeld and Cope have shared voting and disposition power over the shares being offered. The address of Lincoln Park Capital Fund, LLC is 440 N. Wells Street, Suite 410, Chicago, Illinois 60654.

(10)	The address of Sabby Volatility Warrant Master Fund, Ltd. is c/o Ogier Fiduciary Services (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman KY1-9007, Cayman Islands. This stockholder has indicated that Hal Mintz has voting and investment power over the shares held by it. This stockholder has indicated that Sabby Management, LLC serves as its investment manager, that Hal Mintz is the manager of Sabby Management, LLC and that each of Sabby Management, LLC and Hal Mintz disclaims beneficial ownership over these shares except to the extent of any pecuniary interest therein.

Dividend Policy

We have never paid a dividend, and we do not anticipate paying dividends in the foreseeable future. We intend to retain all available funds and any future earnings to fund the development and expansion of our business. As a result, investors in our common shares will benefit in the foreseeable future only if our common shares appreciate in value.

Under Swiss law, any dividend must be proposed by our board of directors and approved by a shareholders’ meeting. In addition, our auditors must confirm that the dividend proposal of our board of directors conforms to Swiss statutory law and our articles of association. A Swiss corporation may pay dividends only if it has sufficient distributable profits brought forward from the previous business years (“Gewinnvortrag”) or if it has distributable reserves (“frei verfügbare Reserven”), each as evidenced by its audited standalone statutory balance sheet prepared pursuant to Swiss law and after allocations to reserves required by Swiss law and its articles of association have been deducted. Distributable reserves are generally booked either as “free reserves” (“freie Reserven”) or as “reserve from capital contributions” (“Reserven aus Kapitaleinlagen”). Distributions out of issued share capital, which is the aggregate nominal value of a corporation’s issued shares, may be made only by way of a share capital reduction. See “Description of Share Capital and Articles of Association.”

We are a holding company with no material direct operations. As a result, we would be dependent on dividends, other payments or loans from our subsidiaries in order to pay a dividend. Our subsidiaries are subject to legal requirements of their respective jurisdictions of organization that may restrict their paying dividends or other payments, or making loans, to us.

Capitalization

The table below sets forth our cash and cash equivalents and our total capitalization (defined as total debt and shareholders’ equity) as of December 31, 2017:

•	on an actual basis;

•	on a pro forma basis to give effect to the Recent LPC Issuances (as adjusted for the Merger) and the January 2018 Registered Offering (as adjusted for the Merger) and the concurrent private placement of warrants to purchase up to 750,002 of our common shares (as adjusted for the Merger) and the reverse split effected through the Merger; and

•	on a pro forma as adjusted basis to reflect the pro forma adjustments discussed above and to give effect to our issuance of the 750,002 common shares offered for resale hereby upon exercise by the selling shareholders of the warrants at an exercise price of $5.00 per common share.

Investors should read this table in conjunction with our audited consolidated financial statements and related notes as of and for the year ended December 31, 2017 and management’s discussion and analysis thereon, each as incorporated by reference into this prospectus supplement.

U.S. dollar amounts have been translated into Swiss Francs at a rate of CHF 0.9738 to USD 1.00, the official exchange rate quoted as of December 29, 2017 by the U.S. Federal Reserve Bank (as no exchange rate is quoted for December 31, 2017). Such Swiss Francs amounts are not necessarily indicative of the amounts of Swiss Francs that could actually have been purchased upon exchange of U.S. dollars on December 31, 2017 and have been provided solely for the convenience of the reader.

	December 31, 2017
	Actual	Pro Forma	Pro Forma As Adjusted
	(in thousands of CHF except share and per share data)
Cash and cash equivalents(1)	14,973	19,861	23,492
Total debt(2)	10,126	10,126	10,126
Derivative Financial Instruments(3)	1,837	2,556	1,837
Shareholders’ equity:
Share capital
Common shares, nominal value CHF 0.40 per share; 48,373,890 common shares issued and outstanding on an actual basis;	19,350	—	—
Common shares, nominal value CHF 0.02 per share; 6,117,388 common shares issued and outstanding on a pro forma basis and 6,867,390 common shares issued and outstanding on a pro forma as adjusted basis	—	122	137
Share premium	114,648	138,044	142,379
Foreign currency translation reserve	(33)	(33)	(33)
Accumulated deficit	(136,127)	(136,127)	(136,127)
Total shareholders’ equity attributable to owners of the company(1)	(2,162)	2,006	6,356
Total capitalization(1)	9,801	14,688	18,319

(1)	Pro forma as adjusted cash and cash equivalents represents actual cash and cash equivalents, the cash proceeds from the Recent LPC Issuances, the January 2018 Registered Offering and, the full exercise of the warrants.

(2)	Total debt is comprised of the $12.5 million drawn on July 19, 2016 under our secured term loan facility with Hercules as administrative agent. The loan was initially recognized at transaction value less the fair value of the warrant issued to Hercules in connection with the loan as of the transaction date and less directly attributable transactions costs. Following the initial recognition, the loan is measured at amortized cost using the effective interest method. As of December 31, 2017, the loan is valued at CHF 10,126,406. Of the CHF 10,126,406 an amount of CHF 4,542,109, reflecting amortization payments due within the next 12 months, is classified as current liability and the remainder as non-current liability.

(3)	The fair value calculation of the warrants is determined according to the Black-Scholes option pricing model. Assumptions are made regarding inputs such as volatility and the risk free rate in order to determine the fair value of the warrant.

The table above is based on our actual common shares outstanding as of December 31, 2017 on an actual, pro forma and pro forma as adjusted basis and excludes:

•	915,000 of our common shares available for issuance pursuant to our conditional share capital for equity incentive plans pursuant to our amended and restated articles of association, including 225,154 of our common shares issuable upon the exercise of options outstanding as of December 31, 2017 at a weighted average exercise price of $17.40 per common share (as adjusted, as a result of the “reverse share split” effected through the Merger);

•	2,135,000 of our common shares available for issuance pursuant to our conditional share capital for warrants and convertible bonds pursuant to our amended and restated articles of association, including 15,673 common shares issuable upon the exercise of a warrant issued to Hercules Capital, Inc., or Hercules, at an exercise price of $39.40 per common share, and 794,500 common shares issuable upon exercise of warrants issued on February 21, 2017 in a public offering at an exercise price of US$12.00 per common share (each as adjusted, as a result of the “reverse share split” effected through the Merger); and

•	3,050,000 common shares available for issuance for financing purposes pursuant to our amended and restated articles of association.

Exchange Rates

The following table sets forth, for the periods indicated, the high, low, average and period-end exchange rates for the purchase of U.S. dollars expressed in CHF per U.S. dollar. The average rate is calculated by using the average of the U.S. Federal Reserve Bank’s reported exchange rates on each day during a monthly period and on the last day of each month during an annual period. On April 20 , 2018, the exchange rate as reported by the U.S. Federal Reserve Bank was CHF 0.9744 to $1.00.

	Period-End	Average for Period	Low	High
	(CHF per U.S. dollar)
Year Ended December 31:
2013	0.8904	0.9269	0.8856	0.9814
2014	0.9934	0.9147	0.8712	0.9934
2015	1.0017	0.9628	0.8488	1.0305
2016	1.0160	0.9848	0.9536	1.0334
2017	0.9738	0.9842	0.9456	1.0266
Month Ended:
September 30, 2017	0.9688	0.9625	0.9456	0.9745
October 31, 2017	0.9968	0.9821	0.9732	0.9969
November 31, 2017	0.9838	0.9915	0.9788	1.0014
December 31, 2017	0.9738	0.9870	0.9738	0.9928
January 31, 2018	0.9321	0.9604	0.9321	0.9832
February 28, 2018	0.9430	0.9355	0.9232	0.9438
March 31, 2018	0.9532	0.9480	0.9378	0.9560
April 30, 2018 (through April 20, 2018)	0.9744	0.9623	0.9558	0.9744

Description of Share Capital and Articles of Association

The Company

We are registered with the commercial register of the canton of Zug, Switzerland, under the company number CHE-474.294.374. We and our subsidiaries are together referred to as the “Group.” Our purpose as stated in article 2 of our articles of association is to participate in business organizations of all kinds in Switzerland and abroad, particularly in relation to pharmaceutical products and services. Moreover, the Company may transact any business conducive to developing the Company or furthering the Company's purpose.

The Company may also arrange financing for its own or third party account, in particular it may grant loans to companies of the Group or to third parties, as well as guarantees or surety bonds of any sort for obligations towards companies of the Group. These loans or guarantees may also be granted without any remuneration or compensation. The Company may in addition participate in cash-pooling operations within the Group.

Share Capital

As of April 16 , 2018, our issued fully paid-in share capital consists of CHF 122,347.76, divided into 6,117,388 common shares with a nominal value of CHF 0.02 each and no preferred shares.

Articles of Association

Unless otherwise indicated or the context otherwise requires, when we refer to our amended and restated articles of association dated as of March 12, 2018 .

Ordinary Capital Increase, Authorized and Conditional Share Capital

Under Swiss law, we may increase our share capital (Aktienkapital) with a resolution of the general meeting of shareholders (ordinary capital increase) that must be carried out by the board of directors within three months in order to become effective. In the case of subscription and increase against payment of contributions in cash, a resolution passed by an absolute majority of the shares represented at the general meeting of shareholders is required. In the case of subscription and increase against contributions in kind or to fund acquisitions in kind, when shareholders’ statutory pre-emptive rights are withdrawn or where transformation of reserves into share capital is involved, a resolution passed by two-thirds of the shares represented at a general meeting of shareholders and the absolute majority of the nominal amount of the shares represented is required.

Our shareholders, by a resolution passed by two-thirds of the shares represented at a general meeting of shareholders and the absolute majority of the nominal amount of the shares represented, may empower our board of directors to issue shares of a specific aggregate nominal amount up to a maximum of 50% of the share capital in the form of:

•	conditional capital (bedingtes Kapital) for the purpose of issuing shares in connection with, among other things, (i) option and conversion rights granted in connection with loans, warrants, convertible bonds or other financial market instruments issued by the Company or one of our subsidiaries or (ii) grants of rights to employees, members of our board of directors or consultants or our subsidiaries to subscribe for new shares (conversion or option rights); and/or

•	authorized capital (genehmigtes Kapital) to be utilized by the board of directors within a period determined by the shareholders but not exceeding two years from the date of the shareholder approval.

Pre-emptive Rights

Pursuant to the Swiss Code of Obligations, or CO, shareholders have pre-emptive rights (Bezugsrechte) to subscribe for new issuances of shares. With respect to conditional capital in connection with the issuance of conversion rights, convertible bonds or similar debt instruments, shareholders have advance subscription rights (Vorwegzeichnungsrechte) for the subscription of conversion rights, convertible bonds or similar debt instruments.

A resolution passed at a general meeting of shareholders by two-thirds of the shares represented and the absolute majority of the nominal value of the shares represented may authorize our board of directors to withdraw or limit pre-emptive rights and/or advance subscription rights in certain circumstances. If pre-emptive rights are granted, but not exercised, the board of directors may allocate the pre-emptive rights as it elects.

With respect to our authorized share capital, the board of directors is authorized by our articles of association to withdraw or to limit the pre-emptive rights of shareholders, and to allocate them to third parties or to us, in the event that the newly issued shares are used for a purpose set forth in our articles of association.

Our Authorized Share Capital

The relevant provision of the articles of association was adopted on January 30, 2018 (article 3a of the articles of association) and reads as follows (translation of the binding original German version):

“The Board of Directors is authorized at any time until 29 January 2020 to increase the share capital by a maximum aggregate amount of CHF 61,000.00 through the issuance of not more than 3,050,000 registered shares, which will have to be fully paid-in, with a nominal value of CHF 0.02 each.

Increases in partial amounts are permitted. The Board of Directors may issue new shares also by means of underwriting or in any other manner by one or more banks and subsequent offer to shareholders or third parties. The Board of Directors determines the type of contributions, the issue price, the time of the issue, the conditions for the exercise of the pre-emptive rights, the allocation of pre-emptive rights which have not been exercised, and the date on which the dividend entitlement starts. The Board of Directors is authorized to permit, to restrict or to deny the trade with pre-emptive rights.

If pre-emptive rights are granted, but not exercised, the Board of Directors may use the respective shares in the interest of the Corporation.

The Board of Directors is authorized to restrict or to exclude the pre-emptive rights of the shareholders, and to allocate them to third parties or to the Corporation, in the event of use of the shares for the purpose of: a) expanding the shareholder base in certain capital markets or in the context of the listing, admission to official trading or registration of the shares at domestic or international stock exchanges; b) granting an over-allotment option (“greenshoe”) to one or several underwriters in connection with a placement of shares; c) share placements, provided the issue price is determined by reference to the market price; d) the participation of employees, Members of the Board of Directors or consultants of the Corporation or of one of its Group companies according to one or several equity incentive plans issued by the Board of Directors; e) the acquisition of companies, company assets, participations, the acquisition of products, intellectual property rights, licenses or new investment projects or for public or private share placements for the financing and/or refinancing of such transactions; f) for raising equity capital in a fast and flexible manner as such transaction would be difficult to carry out, or could be carried out only at less favorable terms, without the exclusion of the pre-emptive rights of the existing shareholders; or g) the acquisition of a participation in the Corporation by a strategic partner (including in the case of a public takeover offer).”

Within the limits of Swiss law, the general meeting of shareholders may increase or alter the authorization granted to the board of directors. See “—Ordinary Capital Increase, Authorized and Conditional Share Capital.”

To effect any capital increase based on our authorized share capital in connection with any offering, the Company will have to follow the relevant procedures under Swiss law. In particular, the Company’s board of directors will have to approve a general authorization resolution (Ermächtigungsbeschluss), issue a capital increase report (Kapitalerhöhungsbericht), approve a notarized confirmation resolution (Feststellungsbeschluss) on the capital increase and the articles of association, and obtain (i) duly executed subscription form(s) covering the subscription of the relevant number of new shares, (ii) a report of an audit firm relating to the withdrawal of the pre-emptive rights, as well as (iii) a banking confirmation confirming the payment of the aggregate nominal value of the respective number of new shares to a special Swiss bank account, all in accordance with Swiss law. The Company’s board of directors will subsequently have to file the relevant documentation accompanied by an application form with the competent commercial register. Any issuance of common shares based on such filing(s) is subject to the recording of the respective capital increase(s) in the commercial register in accordance with Swiss law.

Our Conditional Share Capital

Conditional Share Capital for Warrants and Convertible Bonds

The relevant provision of the articles of association was adopted on January 30, 2018 (article 3b of the articles of association) reads as follows (translation of the binding original German version):

“The Corporation’s share capital shall be increased by a maximum aggregate amount of CHF 42,700.00 through the issuance of not more than 2,135,000 registered shares, which will have to be fully paid-in, with a nominal value of CHF 0.02 each, by the exercise of option and conversion rights which are granted in connection with bonds, similar obligations, loans or other financial market instruments or contractual obligations of the Corporation or one of its Group companies, and/or by the exercise of option rights issued by the Corporation or one of its Group companies (“Financial Instruments”). The pre-emptive rights of shareholders are excluded. The holders of Financial Instruments are entitled to the new shares. The conditions of the Financial Instruments shall be determined by the Board of Directors.

When issuing Financial Instruments the Board of Directors is authorized to limit or exclude the advance subscription rights of shareholders:

a)       for the purpose of financing or refinancing the acquisition of enterprises, divisions thereof, or of participations, products, intellectual property rights, licenses, cooperations or of newly planned investments of the Corporation;

b)       if the issue occurs on domestic or international capital markets including private placements; or

c)       for purposes of an underwriting of the Financial Instruments by a banking institution or a consortium of banks with subsequent offering to the public.

To the extent that the advance subscription rights are excluded, i) the Financial Instruments are to be placed at market conditions; ii) the exercise period, the conversion period or the exchange period of the Financial Instruments may not exceed 10 years as of the date of the issue; and iii) the conversion price, the exchange price or other exercise price of the Financial Instruments must be determined by reference to the market price.”

Conditional Share Capital for Equity Incentive Plans

The relevant provision of the Articles of Association was adopted on January 30, 2018 (last paragraph of article 3b of the articles of association) and reads as follows (translation of the binding original German version):

“The Corporation’s share capital shall, to the exclusion of the pre-emptive rights and advance subscription rights of shareholders, be increased by a maximum aggregate amount of CHF 18,300.00 through the issuance of not more than 915,000 registered shares, which shall be fully paid-in, with a nominal value of CHF 0.02 each, by issuance of shares upon the exercise of options or pre-emptive rights thereof, which have been issued or granted to employees, Members of the Board of Directors or consultants of the Corporation or of one of its Group companies according to one or several equity incentive plans or regulations issued by the Board of Directors. The details shall be determined by the Board of Directors.”

Uncertificated Securities

Our shares are uncertificated securities (Wertrechte, within the meaning of art. 973c of the CO) and, when administered by a financial intermediary (Verwahrungsstelle, within the meaning of the Federal Act on Intermediated Securities, “FISA”), qualify as intermediated securities (Bucheffekten, within the meaning of the FISA). In accordance with art. 973c of the CO, we maintain a non-public register of uncertificated securities

(Wertrechtebuch). We may at any time convert uncertificated securities into share certificates (including global certificates), one kind of certificate into another, or share certificates (including global certificates) into uncertificated securities. If registered in our share register, a shareholder may at any time request from us a written confirmation in respect of the shares. Shareholders are not entitled, however, to request the printing and delivery of certificates.

Participation certificates and profit sharing certificates

The Company has not issued any non-voting equity securities, such as participation certificates (Partizipationsscheine) or profit sharing certificates (Genussscheine), nor has it issued any preference shares (Vorzugsaktien).

No Additional Capital Contributions

Under Swiss law, shareholders are not obliged to make any capital contribution in excess of the subscription amount.

General Meeting of Shareholders

Ordinary/extraordinary meetings and powers

The general meeting of shareholders is our supreme corporate body. Under Swiss law, ordinary and extraordinary general meetings of shareholders may be held. Under Swiss law, an ordinary general meeting of shareholders must be held annually within six months after the end of a corporation’s financial year. In our case, this means on or before June 30.

The following powers are vested exclusively in the general meeting of shareholders:

•	adopting and amending our articles of association;

•	electing the members of the board of directors, the chairman of the board of directors, the members of the compensation committee, the auditors and the independent proxy;

•	approving the annual report, the annual statutory financial statements and the consolidated financial statements, and deciding on the allocation of profits as shown on the balance sheet, in particular with regard to dividends and bonus payments to members of the board of directors;

•	approving the compensation of members of the board of directors and executive management, which under Swiss law is not necessarily limited to the executive officers;

•	discharging the members of the board of directors and executive management from liability with respect to their tenure in the previous financial year;

•	dissolving the Company with or without liquidation;

•	deciding matters reserved to the general meeting of shareholders by law or our articles of association or that are presented to it by the board of directors.

An extraordinary general meeting of shareholders may be called by a resolution of the board of directors or, under certain circumstances, by the Company’s auditor, liquidator or the representatives of convertible bond holders, if any. In addition, the board of directors is required to convene an extraordinary general meeting of shareholders if shareholders representing at least ten percent of the share capital request such general meeting of shareholders in writing. Such request must set forth the items to be discussed and the proposals to be acted upon. The board of directors must convene an extraordinary general meeting of shareholders and propose financial restructuring measures if, based on the Company’s stand-alone annual statutory balance sheet, half of our share capital and reserves are not covered by our assets.

Voting and Quorum Requirements

Shareholder resolutions and elections (including elections of members of the board of directors) require the affirmative vote of the absolute majority of shares represented at the general meeting of shareholders, unless otherwise stipulated by law.

A resolution of the general meeting of the shareholders passed by two-thirds of the shares represented at the meeting, and the absolute majority of the nominal value of the shares represented is required for:

•	amending the Company’s corporate purpose;

•	creating or cancelling shares with preference rights or amending rights attached to such shares;

•	cancelling or amending the transfer restrictions of registered shares;

•	creating authorized or conditional share capital;

•	increasing the share capital out of equity, against contributions in kind or for the purpose of acquiring specific assets and granting specific benefits;

•	limiting or suppressing shareholder’s pre-emptive rights;

•	changing our domicile;

•	dissolving or liquidating the Company.

The same voting requirements apply to resolutions regarding transactions among corporations based on Switzerland’s Federal Act on Mergers, Demergers, Transformations and the Transfer of Assets, or the Merger Act (including a merger, demerger or conversion of a corporation) see “—Compulsory Acquisitions; Appraisal Rights.”

In accordance with Swiss law and generally accepted business practices, our articles of association do not provide quorum requirements generally applicable to general meetings of shareholders. To this extent, our practice varies from the requirement of Nasdaq Listing Rule 5620(c), which requires an issuer to provide in its bylaws for a generally applicable quorum, and that such quorum may not be less than one-third of the outstanding voting stock.

Notice

General meetings of shareholders must be convened by the board of directors at least twenty days before the date of the meeting. The general meeting of shareholders is convened by way of a notice appearing in our official publication medium, currently the Swiss Official Gazette of Commerce. Registered shareholders may also be informed by ordinary mail. The notice of a general meeting of shareholders must state the items on the agenda, the proposals to be acted upon and, in case of elections, the names of the nominated candidates. Except in the limited circumstances listed below, a resolution may not be passed at a general meeting without proper notice. This limitation does not apply to proposals to convene an extraordinary general meeting of shareholders or to initiate a special investigation. No previous notification is required for proposals concerning items included in the agenda or for debates that do not result in a vote. The notice period for a general meeting of shareholders may be waived if all shareholders are present or represented at such meeting.

Agenda Requests

Pursuant to Swiss law, one or more shareholders whose combined shareholdings represent the lower of (i) one tenth of the share capital or (ii) an aggregate nominal value of at least CHF 1,000,000, may request that an item be included in the agenda for an ordinary general meeting of shareholders. To be timely, the shareholder’s request must be received by us at least 45 calendar days in advance of the meeting. The request must be made in writing and contain, for each of the agenda items, the following information:

•	a brief description of the business desired to be brought before the ordinary general meeting of shareholders and the reasons for conducting such business at the ordinary general meeting of shareholders;

•	the name and address, as they appear in the share register, of the shareholder proposing such business; and

•	all other information required under the applicable laws and stock exchange rules.

Our business report, the compensation report and the auditor’s report must be made available for inspection by the shareholders at our registered office no later than 20 days prior to the general meeting of shareholders. Shareholders of record are notified of this in writing.

Voting Rights

Each of our shares entitles a holder to one vote, regardless of its nominal value. The shares are not divisible. The right to vote and the other rights of share ownership may only be exercised by shareholders (including any nominees) or usufructuaries who are entered in our share register at cut-off date determined by the board of directors. Those entitled to vote in the general meeting of shareholders may be represented by the independent proxy holder (annually elected by the general meeting of shareholders), another registered shareholder or third person with written authorization to act as proxy or the shareholder’s legal representative. The chairman has the power to decide whether to recognize a power of attorney. The Board of Directors issues the regulations on the determination of shareholder status, on proxies and voting instructions, and on the issue of voting cards.

Dividends and Other Distributions

Our board of directors may propose to shareholders that a dividend or other distribution be paid but cannot itself authorize the distribution. Dividend payments require a resolution passed by an absolute majority of the shares represented at a general meeting of shareholders. In addition, our auditors must confirm that the dividend proposal of our board of directors conforms to Swiss statutory law and our articles of association.

Under Swiss law, we may pay dividends only if we have sufficient distributable profits brought forward from the previous business years (Gewinnvortrag), or if we have distributable reserves (frei verfügbare Reserven), each as evidenced by our audited stand-alone statutory balance sheet prepared pursuant to Swiss law, and after allocations to reserves required by Swiss law and the articles of association have been deducted. We are not permitted to pay interim dividends out of profit of the current business year.

Distributable reserves are generally booked either as “free reserves” (freie Reserven) or as “reserve from capital contributions” (Reserven aus Kapitaleinlagen). Under the CO, if our general reserves (allgemeine Reserve) amount to less than 20% of our share capital recorded in the commercial register (i.e., 20% of the aggregate nominal value of our issued capital), then at least 5% of our annual profit must be retained as general reserves. The CO permits us to accrue additional general reserves. Further, a purchase of our own shares (whether by us or a subsidiary) reduces the distributable reserves in an amount corresponding to the purchase price of such own shares. Finally, the CO under certain circumstances requires the creation of revaluation reserves which are not distributable.

Distributions out of issued share capital (i.e. the aggregate nominal value of our issued shares) are not allowed and may be made only by way of a share capital reduction. Such a capital reduction requires a resolution passed by an absolute majority of the shares represented at a general meeting of shareholders. The resolution of the shareholders must be recorded in a public deed and a special audit report must confirm that claims of our creditors remain fully covered despite the reduction in the share capital recorded in the commercial register. The share capital may be reduced below CHF 100,000 only if and to the extent that at the same time the statutory minimum share capital of CHF 100,000 is reestablished by sufficient new fully paid-up capital. Upon approval by the general meeting of shareholders of the capital reduction, the board of directors must give public notice of the capital reduction resolution in the Swiss Official Gazette of Commerce three times and notify creditors that they may request, within two months of the third publication, satisfaction of or security for their claims. The reduction of the share capital may be implemented only after expiration of this time limit.

Our board of directors determines the date on which the dividend entitlement starts. Dividends are usually due and payable shortly after the shareholders have passed the resolution approving the payment, but shareholders may also resolve at the ordinary general meeting of shareholders to pay dividends in quarterly or other installments.

Transfer of Shares

Shares in uncertificated form (Wertrechte) may only be transferred by way of assignment. Shares that constitute intermediated securities (Bucheffekten) may only be transferred when a credit of the relevant intermediated securities to the acquirer’s securities account is made in accordance with the relevant provisions of the FISA. Article 4 of our articles of association provides that in the case of securities held with an intermediary such as a registrar, transfer agent, trust corporation, bank or similar entity, any transfer, grant of a security interest or usufructuary right in such intermediated securities and the appurtenant rights associated therewith requires the cooperation of the intermediary in order for such transfer, grant of a security interest or usufructuary right to be valid against us.

Voting rights may be exercised only after a shareholder has been entered in our share register (Aktienbuch) with his or her name and address (in the case of legal entities, the registered office) as a shareholder with voting rights. Any acquirer of our shares who is not registered in our share register as a shareholder with voting rights will still be entitled to dividends and other rights with financial value with respect to such shares.

Inspection of Books and Records

Under the CO, a shareholder has a right to inspect our share register with respect to his own shares and otherwise to the extent necessary to exercise his shareholder rights. No other person has a right to inspect our share register. Our books and correspondence may be inspected with the express authorization of the general meeting of shareholders or by resolution of the board of directors and subject to the safeguarding of our business secrets. See “Comparison of Swiss Law and Delaware Law—Inspection of Books and Records.”

Special Investigation

If the shareholders’ inspection rights as outlined above prove to be insufficient in the judgment of the shareholder, any shareholder may propose to the general meeting of shareholders that specific facts be examined by a special commissioner in a special investigation. If the general meeting of shareholders approves the proposal, we or any shareholder may, within 30 calendar days after the general meeting of shareholders, request a court in Zug, Switzerland, our registered office, to appoint a special commissioner. If the general meeting of shareholders rejects the request, one or more shareholders representing at least 10 percent of the share capital or holders of shares in an aggregate nominal value of at least CHF 2,000,000 may request that the court appoint a special commissioner. The court will issue such an order if the petitioners can demonstrate that the board of directors, any member of the board of directors or our executive management infringed the law or our articles of association and thereby caused damages to the Company or the shareholders. The costs of the investigation would generally be allocated to us and only in exceptional cases to the petitioners.

Compulsory Acquisitions; Appraisal Rights

Business combinations and other transactions that are governed by the Swiss Merger Act (i.e. mergers, demergers, transformations and certain asset transfers) are binding on all shareholders. A statutory merger or demerger requires approval of two-thirds of the shares represented at a general meeting of shareholders and the absolute majority of the nominal value of the shares represented.

Swiss corporations may be acquired by an acquirer through the direct acquisition of the share capital of the Swiss corporation. The Swiss Merger Act provides for the possibility of a so-called “cash-out” or “squeeze-out” merger if the acquirer controls 90% of the outstanding shares. In these limited circumstances, minority shareholders of the corporation being acquired may be compensated in a form other than through shares of the acquiring corporation (for instance, through cash or securities of a parent corporation of the acquiring corporation or of another corporation). Following a statutory merger or demerger, pursuant to the Merger Act, shareholders can file an appraisal action against the surviving company. If the consideration is deemed inadequate, the court will determine an adequate compensation payment.

In addition, under Swiss law, the sale of “all or substantially all of our assets” by us may require the approval of two-thirds of the number of shares represented at a general meeting shareholders and the absolute majority of the nominal value of the shares represented. Whether a shareholder resolution is required depends on the particular transaction, including whether the following test is satisfied:

•	a core part of the Company’s business is sold without which it is economically impracticable or unreasonable to continue to operate the remaining business;

•	the Company’s assets, after the divestment, are not invested in accordance with the Company’s statutory business purpose; and

•	the proceeds of the divestment are not earmarked for reinvestment in accordance with the Company’s business purpose but, instead, are intended for distribution to the Company’s shareholders or for financial investments unrelated to the Company’s business.

Board of Directors

Our articles of association provide that the board of directors shall consist of at least three and not more than nine members.

The members of the board of directors and the chairman are elected annually by the general meeting of shareholders for a period until the completion of the subsequent ordinary general meeting of shareholders and are eligible for re-election. Each member of the board of directors must be elected individually. Unless an exception is granted by the general meeting of shareholders, only persons who have not completed their seventy-fifth year of age on the election date are eligible for election. Under Swiss law, a member of the Board of Directors is not required to be a shareholder.

Powers

The board of directors has the following non-delegable and inalienable powers and duties:

•	the ultimate direction of the business of the Company and issuing of the relevant directives;

•	laying down the organization of the Company;

•	formulating accounting procedures, financial controls and financial planning, to the extent required for the governance of the Company;

•	nominating and removing persons entrusted with the management and representation of the Company and regulating the power to sign for the Company;

•	the ultimate supervision of those persons entrusted with management of the Company, with particular regard to adherence to law, our articles of association, and regulations and directives of the Company;

•	and directives of the Company;

•	issuing the annual report and the compensation report, and preparing for the general meeting of shareholders and carrying out its resolutions; and

•	informing the court in case of over-indebtedness.

The board of directors may, while retaining such non-delegable and inalienable powers and duties, delegate some of its powers, in particular direct management, to a single or to several of its members, managing directors, committees or to third parties who need be neither members of the board of directors nor shareholders. Pursuant to Swiss law and Article 13 of our articles of association, details of the delegation and other procedural rules such as quorum requirements must be set in the organizational rules issued by the board of directors.

Indemnification of Executive Management and Directors

Subject to Swiss law, Article 17 of our articles of association provides for indemnification of the existing and former members of the board of directors, executive management and their heirs, executors and administrators, against liabilities arising in connection with the performance of their duties in such capacity, and permits us to advance the expenses of defending any act, suit or proceeding to our directors and executive management.

In addition, under general principles of Swiss employment law, an employer may be required to indemnify an employee against losses and expenses incurred by such employee in the proper execution of their duties under the employment agreement with the employer. See “Comparison of Swiss Law and Delaware Law—Indemnification of directors and executive management and limitation of liability.”

We have entered into indemnification agreements with each of the members of our board of directors and executive management. The indemnification agreements and our articles of association require us to indemnify our directors and executive officers to the fullest extent permitted by law.

Conflict of Interest, Management Transactions

Swiss law does not provide for a general provision regarding conflicts of interest. However, the CO contains a provision that requires our directors and executive management to safeguard the Company’s interests and imposes a duty of loyalty and duty of care on our directors and executive management. This rule is generally understood to disqualify directors and executive management from participation in decisions that directly affect them. Our directors and executive officers are personally liable to us for breach of these provisions. In addition, Swiss law contains provisions under which directors and all persons engaged in the Company’s management are liable to the Company, each shareholder and the Company’s creditors for damages caused by an intentional or negligent violation of their duties. Furthermore, Swiss law contains a provision under which payments made to any of the Company’s shareholders or directors or any person associated with any such shareholder or director, other than payments made at arm’s length, must be repaid to the Company if such shareholder or director acted in bad faith.

Our board of directors has adopted a Code of Business Conduct and Ethics that covers a broad range of matters, including the handling of conflicts of interest.

Principles of the Compensation of the Board of Directors and the Executive Management

Pursuant to Swiss law, our shareholders must annually resolve on the approval of the compensation of the board of directors and the persons whom the board of directors has, fully or partially, entrusted with the management of the Company. The board of directors must issue, on an annual basis, a written compensation report that must be reviewed together with a report on our business by our auditor. The compensation report must disclose all compensation, loans and other forms of indebtedness granted by the Company, directly or indirectly, to current or former members of the board of directors and executive management to the extent related to their former role within the Company or not on customary market terms.

The disclosure concerning compensation, loans and other forms of indebtedness must include the aggregate amount for the board of directors and the executive management as well as the particular amount for each member of the board of directors and executive officer, specifying the name and function of each respective person.

Certain forms of compensation are prohibited for members of our board of directors and executive management, such as:

•	severance payments provided for either contractually or in the articles of association (compensation due until the termination of a contractual relationship does not qualify as severance payment);

•	advance compensation;

•	incentive fees for the acquisition or transfer of corporations or parts thereof by the Company or by companies being, directly or indirectly, controlled by us;

•	loans, other forms of indebtedness, pension benefits not based on occupational pension schemes and performance-based compensation not provided for in the articles of association; and

•	equity securities and conversion and option rights awards not provided for in the articles of association.

Compensation to members of the board of directors and executive management for activities in entities that are, directly or indirectly, controlled by the Company is prohibited if the compensation (i) would have been prohibited if it was paid directly by the Company, (ii) is not provided for in the articles of association or (iii) has not been approved by the general meeting of shareholders.

The general meeting of shareholders annually votes on the proposals of the board of directors with respect to:

•	the maximum aggregate amount of compensation of the board of directors for the subsequent term of office; and

•	the maximum aggregate amount of compensation of the executive management for the subsequent financial year.

The board of directors may submit for approval at the general meeting of shareholders deviating or additional proposals relating to the same or different periods.

In the event that at the general meeting of shareholders the shareholders do not approve a proposal of the board of directors, the board of directors must form a new proposal for the maximum aggregate compensation and the particular compensation for each individual, taking into account all relevant factors, and submit the new proposal for approval by the same general meeting of shareholders, at a subsequent extraordinary general meeting or the next ordinary general meeting of shareholders.

In addition to fixed compensation, members of the board of directors and executive management may be paid variable compensation, depending on the achievement of certain performance criteria. The performance criteria may include individual targets, targets of the Company or parts thereof and targets in relation to the market, other companies or comparable benchmarks, taking into account the position and level of responsibility of the recipient of the variable compensation. The board of directors or, where delegated to it, the compensation committee shall determine the relative weight of the performance criteria and the respective target values.

Compensation may be paid or granted in the form of cash, shares, financial instruments, in kind, or in the form of other types of benefits. The board of directors or, where delegated to it, the compensation committee shall determine grant, vesting, exercise and forfeiture conditions.

Borrowing Powers

Neither Swiss law nor our articles of association restrict in any way our power to borrow and raise funds. The decision to borrow funds is made by or under the direction of our board of directors, and no approval by the shareholders is required in relation to any such borrowing.

Repurchases of Shares and Purchases of Own Shares and Other Limitations on the Rights to Own Securities

The CO limits our right to purchase and hold our own shares. We and our subsidiaries may purchase shares only if and to the extent that (i) we have freely distributable reserves in the amount of the purchase price; and (ii) the aggregate nominal value of all shares held by us does not exceed 10 percent of our share capital. Pursuant to Swiss law, where shares are acquired in connection with a transfer restriction set out in the articles of association, the foregoing upper limit is 20 percent. We currently do not have any transfer restriction in our articles of association. If we own shares that exceed the threshold of 10 percent of our share capital, the excess must be sold or cancelled by means of a capital reduction within two years.

Shares held by us or our subsidiaries are not entitled to vote at the general meeting of shareholders but are entitled to the economic benefits applicable to the shares generally, including dividends and pre-emptive rights in the case of share capital increases.

Swiss law and/or our articles of association do not impose any restrictions on the exercise of voting or any other shareholder right by shareholders resident outside Switzerland.

Notification and Disclosure of Substantial Share Interests

The disclosure obligations generally applicable to shareholders of Swiss corporations under the Swiss Financial Market Infrastructure Act do not apply to us since our shares are not listed on a Swiss exchange.

Pursuant to art. 663c of the CO, Swiss corporations whose shares are listed on a stock exchange must disclose their significant shareholders and their shareholdings in the notes to their balance sheet, where this information is known or ought to be known. Significant shareholders are defined as shareholders and groups of shareholders linked through voting rights who hold more than five percent of all voting rights.

Stock Exchange Listing

Our common shares are listed on the Nasdaq Capital Market under the symbol “EARS.”

The Depository Trust Company

Initial settlement of any common shares to be issued pursuant to this prospectus will take place through The Depository Trust Company, or DTC, in accordance with its customary settlement procedures for equity securities. Each person owning common shares held through DTC must rely on the procedures thereof and on institutions that have accounts therewith to exercise any rights of a holder of the shares.

Transfer Agent and Registrar of Shares

Our share register is currently kept by American Stock Transfer & Trust Company, LLC, which acts as transfer agent and registrar. The share register reflects only record owners of our shares.

Comparison of Swiss Law and Delaware Law

The Swiss laws applicable to Swiss corporations and their shareholders differ from laws applicable to U.S. corporations and their shareholders. The following table summarizes significant differences in shareholder rights between the provisions of the Swiss Code of Obligations (Schweizerisches Obligationenrecht) and the Swiss Ordinance against excessive compensation in listed stock corporations applicable to our company and the Delaware General Corporation Law applicable to companies incorporated in Delaware and their shareholders. Please note that this is only a general summary of certain provisions applicable to companies in Delaware. Certain Delaware companies may be permitted to exclude certain of the provisions summarized below in their charter documents.

Delaware Corporate Law	Swiss Corporate Law

Mergers and similar arrangements

Under the Delaware General Corporation Law, with certain exceptions, a merger, consolidation, sale, lease or transfer of all or substantially all of the assets of a corporation must be approved by the board of directors and a majority of the outstanding shares entitled to vote thereon. A shareholder of a Delaware corporation participating in certain major corporate transactions may, under certain circumstances, be entitled to appraisal rights pursuant to which such shareholder may receive cash in the amount of the fair value of the shares held by such shareholder (as determined by a court) in lieu of the consideration such shareholder would otherwise receive in the transaction. The Delaware General Corporation Law also provides that a parent corporation, by resolution of its board of directors, may merge with any subsidiary, of which it owns at least 90.0% of each class of capital stock without a vote by the shareholders of such subsidiary. Upon any such merger, dissenting shareholders of the subsidiary would have appraisal rights.	Under Swiss law, with certain exceptions, a merger or a division of the corporation or a sale of all or substantially all of the assets of a corporation must be approved by two-thirds of the shares represented at the respective general meeting of shareholders as well as the absolute majority of the share capital represented at such shareholders’ meeting. The articles of association may increase the voting threshold. A shareholder of a Swiss corporation participating in a statutory merger or demerger pursuant to the Swiss Merger Act can file an appraisal right lawsuit against the surviving company. As a result, if the consideration is deemed “inadequate,” such shareholder may, in addition to the consideration (be it in shares or in cash) receive an additional amount to ensure that such shareholder receives the fair value of the shares held by such shareholder. Swiss law also provides that a parent corporation, by resolution of its board of directors, may merge with any subsidiary, of which it owns at least 90.0% of the shares without a vote by shareholders of such subsidiary, if the shareholders of the subsidiary are offered the payment of the fair value in cash as an alternative to shares.

Shareholders’ suits

Class actions and derivative actions generally are available to shareholders of a Delaware corporation for, among other things, breach of fiduciary duty, corporate waste and actions not taken in accordance with applicable law. In such actions, the court has discretion to permit the winning party to recover attorneys’ fees incurred in connection with such action.	Class actions and derivative actions as such are not available under Swiss law. Nevertheless, certain actions may have a similar effect. A shareholder is entitled to bring suit against directors for breach of, among other things, their fiduciary duties and claim the payment of the company’s damages to the corporation. Likewise, an appraisal lawsuit won by a shareholder will indirectly compensate all shareholders. Under Swiss law, the winning party is generally entitled to recover attorneys’ fees incurred in connection with such action, provided, however, that the court has discretion to permit the shareholder whose claim has been dismissed to recover attorneys’ fees incurred to the extent he acted in good faith.

Shareholder vote on board and management compensation

Under the Delaware General Corporation Law, the board of directors has the authority to fix the compensation of	Pursuant to the Swiss Ordinance against excessive compensation in listed stock corporations, the general

Delaware Corporate Law	Swiss Corporate Law

directors, unless otherwise restricted by the certificate of incorporation or bylaws.	meeting of shareholders has the non-transferable right, amongst others, to vote on the compensation due to the board of directors, executive management and advisory boards.

Annual vote on board renewal

Unless directors are elected by written consent in lieu of an annual meeting, directors are elected in an annual meeting of stockholders on a date and at a time designated by or in the manner provided in the bylaws. Re-election is possible.	The general meeting of shareholders elects annually (i.e. until the following general meeting of shareholders) the members of the board of directors (including the chairman) and the members of the compensation committee individually for a term of office of one year. Re-election is possible.

Classified boards are permitted.

Indemnification of directors and executive management and limitation of liability

The Delaware General Corporation Law provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of directors (but not other controlling persons) of the corporation for monetary damages for breach of a fiduciary duty as a director, except no provision in the certificate of incorporation may eliminate or limit the liability of a director for:

•    any breach of a director’s duty of loyalty to the corporation or its shareholders;

•    acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•    statutory liability for unlawful payment of dividends or unlawful stock purchase or redemption; or

•    any transaction from which the director derived an improper personal benefit.

A Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any proceeding, other than an action by or on behalf of the corporation, because the person is or was a director or officer, against liability incurred in connection with the proceeding if the director or officer acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation; and the director or officer, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Unless ordered by a court, any foregoing indemnification is subject to a determination that the director or officer has met the applicable standard of conduct:

Under Swiss corporate law, an indemnification of a director or member of the executive management in relation to potential personal liability is not effective to the extent the director or member of the executive management intentionally or negligently violated his or her corporate duties towards the corporation (certain views advocate that at least a grossly negligent violation is required to exclude the indemnification). Most violations of corporate law are regarded as violations of duties towards the corporation rather than towards the shareholders. In addition, indemnification of other controlling persons is not permitted under Swiss corporate law, including shareholders of the corporation.

Nevertheless, a corporation may enter into and pay for directors’ and officers’ liability insurance which typically covers negligent acts as well.

Delaware Corporate Law	Swiss Corporate Law

•    by a majority vote of the directors who are not parties to the proceeding, even though less than a quorum;

•    by a committee of directors designated by a majority vote of the eligible directors, even though less than a quorum;

•    by independent legal counsel in a written opinion if there are no eligible directors, or if the eligible directors so direct; or

•    by the shareholders.

Moreover, a Delaware corporation may not indemnify a director or officer in connection with any proceeding in which the director or officer has been adjudged to be liable to the corporation unless and only to the extent that the court determines that, despite the adjudication of liability but in view of all the circumstances of the case, the director or officer is fairly and reasonably entitled to indemnity for those expenses which the court deems proper.

Directors’ fiduciary duties

A director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: • the duty of care; and • the duty of loyalty.	A director of a Swiss corporation has a fiduciary duty to the corporation only. This duty has two components: • the duty of care; and • the duty of loyalty.

The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence a breach of one of the fiduciary duties.

Should such evidence be presented concerning a

The duty of care requires that a director act in good faith, with the care that an ordinarily prudent director would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose, all material information reasonably available regarding a significant transaction.

The duty of loyalty requires that a director act in a manner he reasonably believes to be in the best interest of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits in principle self-dealing by a director and mandates that the best interest of the corporation take precedence over any interest possessed by a director or officer.

The burden of proof for a violation of these duties is with the corporation or with the shareholder bringing a suit against the director.

Directors also have an obligation to treat shareholders equally proportionate to their share ownership.

Delaware Corporate Law	Swiss Corporate Law

transaction by a director, a director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

Shareholder action by written consent

A Delaware corporation may, in its certificate of incorporation, eliminate the right of shareholders to act by written consent.	Shareholders of a Swiss corporation may only exercise their voting rights in a general meeting of shareholders and may not act by written consent.

Shareholder proposals

A shareholder of a Delaware corporation has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

At any general meeting of shareholders any shareholder may put proposals to the meeting if the proposal is part of an agenda item. Unless the articles of association provide for a lower threshold or for additional shareholders’ rights:

•    one or several shareholders representing 10.0% of the share capital may ask that a general meeting of shareholders be called for specific agenda items and specific proposals; and

•    one or several shareholders representing 10.0% of the share capital or CHF 1.0 million of nominal share capital may ask that an agenda item including a specific proposal be put on the agenda for a regularly scheduled general meeting of shareholders, provided such request is made with appropriate notice.

Any shareholder can propose candidates for election as directors without prior written notice.

In addition, any shareholder is entitled, at a general meeting of shareholders and without advance notice, to (i) request information from the Board on the affairs of the company (note, however, that the right to obtain such information is limited), (ii) request information from the auditors on the methods and results of their audit, and (iii) request, under certain circumstances and subject to certain conditions, a special audit.

Cumulative voting

Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation provides for it.	Cumulative voting is not permitted under Swiss corporate law. Pursuant to Swiss law, shareholders can vote for each proposed candidate, but they are not allowed to cumulate their votes for single candidates. An annual individual election of all members of the board of directors (including the chairman) for a term of office of one year (i.e. until the following annual general meeting) is mandatory for listed companies.

Removal of directors

A Delaware corporation with a classified board may be

Delaware Corporate Law	Swiss Corporate Law

removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise.	A Swiss corporation may remove, with or without cause, any director at any time with a resolution passed by an absolute majority of the shares represented at a general meeting of shareholders. The articles of association may provide for a qualified majority for the removal of a director.

Transactions with interested shareholders

The Delaware General Corporation Law generally prohibits a Delaware corporation from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or group who or which owns or owned 15.0% or more of the corporation’s outstanding voting stock within the past three years.	No such rule applies to a Swiss corporation.

Dissolution; Winding up

Unless the board of directors of a Delaware corporation approves the proposal to dissolve, dissolution must be approved by shareholders holding 100.0% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board.	A dissolution and winding up of a Swiss corporation requires the approval by two-thirds of the shares represented as well as the absolute majority of the nominal value of the share capital represented at a general meeting of shareholders passing a resolution on such dissolution and winding up. The articles of association may increase the voting thresholds required for such a resolution (but only by way of a resolution with the majority stipulated by law).

Variation of rights of shares

A Delaware corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise.	A Swiss corporation may modify the rights of a category of shares with (i) a resolution passed by an absolute majority of the shares represented at the general meeting of shareholders and (ii) a resolution passed by an absolute majority of the shares represented at the special meeting of the affected preferred shareholders. Shares that are granted more voting power are not regarded a special class for these purposes.

Amendment of governing documents

A Delaware corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise.	By way of a public deed, the articles of association of a Swiss corporation may be amended with a resolution passed by an absolute majority of the shares represented at such meeting, unless otherwise provided in the articles of association. There are a number of resolutions, such as an amendment of the stated purpose of the corporation and the introduction of authorized and conditional capital, that require the approval by two-thirds of the votes and an absolute majority of the nominal value of the shares represented at a shareholders’ meeting. The articles of association may increase the voting thresholds.

Delaware Corporate Law	Swiss Corporate Law

Inspection of Books and Records

Shareholders of a Delaware corporation, upon written demand under oath stating the purpose thereof, have the right during the usual hours for business to inspect for any proper purpose, and to obtain copies of list(s) of shareholders and other books and records of the corporation and its subsidiaries, if any, to the extent the books and records of such subsidiaries are available to the corporation.	Shareholders of a Swiss corporation may only inspect books and records if the general meeting of shareholders or the board of directors approved such inspection. The inspection right is limited in scope and only extends to information required for the exercise of shareholder rights and does not extend to confidential information. The right to inspect the share register is limited to the right to inspect that shareholder’s own entry in the share register.

Payment of dividends

The board of directors may approve a dividend without shareholder approval. Subject to any restrictions contained in its certificate of incorporation, the board may declare and pay dividends upon the shares of its capital stock either:

☐ out of its surplus, or

☐ in case there is no such surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year.

Stockholder approval is required to authorize capital stock in excess of that provided in the charter. Directors may issue authorized shares without stockholder approval.

Dividend payments are subject to the approval of the general meeting of shareholders. The board of directors may propose to shareholders that a dividend shall be paid but cannot itself authorize the distribution.

Payments out of the Company’s share capital (in other words, the aggregate nominal value of the Company’s registered share capital) in the form of dividends are not allowed and may be made by way of a capital reduction only. Dividends may be paid only from the profits brought forward from the previous business years or if the Company has distributable reserves, each as will be presented on the Company’s audited annual stand-alone balance sheet. The dividend may be determined only after the allocations to reserves required by the law and the articles of association have been deducted.

Creation and issuance of new shares

All creation of shares require the board of directors to adopt a resolution or resolutions, pursuant to authority expressly vested in the board of directors by the provisions of the company’s certificate of incorporation.	All creation of shares requires a shareholders’ resolution documented by way of a public deed. Authorized shares can be, once created by shareholders’ resolution, issued by the board of directors (subject to fulfillment of the authorization). Conditional shares are created and issued through the exercise of options and conversion rights related to debt instruments issued by the board of directors or such rights issued to employees.

Taxation

The following summary contains a description of the material Swiss and U.S. federal income tax consequences of the acquisition, ownership and disposition of common shares, but it does not purport to be a comprehensive description of all the tax considerations that may be relevant to a decision to purchase common shares. The summary is based upon the tax laws of Switzerland and regulations thereunder and on the tax laws of the United States and regulations thereunder as of the date hereof, which are subject to change.

Swiss Tax Considerations

This summary of material Swiss tax consequences is based on Swiss law and regulations and the practice of the Swiss tax administration as in effect on the date hereof, all of which are subject to change (or subject to changes in interpretation), possibly with retroactive effect. The summary does not purport to take into account the specific circumstances of any particular shareholder or potential investor and does not relate to persons in the business of buying and selling common shares or other securities. The summary is not intended to be, and should not be interpreted as, legal or tax advice to any particular potential shareholder/s, and no representation with respect to the tax consequences to any particular shareholder/s is made.

Current and prospective shareholders are advised to consult their own tax advisers in light of their particular circumstances as to the Swiss tax laws, regulations and regulatory practices that could be relevant for them in connection with the acquiring, owning and selling or otherwise disposing of common shares and receiving dividends and similar cash or in-kind distributions on common shares (including dividends on liquidation proceeds and stock dividends) or distributions on common shares based upon a capital reduction (Nennwertrückzahlungen) or reserves paid out of capital contributions (Reserven aus Kapitaleinlagen) and the consequences thereof under the tax laws, regulations and regulatory practices of Switzerland.

Taxation of Auris Medical Holding AG

Auris Medical Holding AG is a Swiss based company, taxed as a holding company in the Canton of Zug. The company is taxed at a current effective income tax rate of 7.83% (including direct federal as well as cantonal/communal taxes), whereby a participation relief applies to dividend income from qualifying participations, and a current annual capital tax rate of 0.003% which is levied on the net equity of the Company.

Switzerland is currently in the process of reforming certain elements of its corporate tax law which may impact the taxation of Auris Medical Holding AG (including the abolition of the holding privilege at cantonal/communal level). Whether and when such new rules will enter into force is not known.

Swiss Federal Withholding Tax on Dividends and other Distributions

Dividend payments and similar cash or in-kind distributions on the common shares (including dividends on liquidation proceeds and stock dividends) that the Company makes to shareholders are subject to Swiss federal withholding tax (Verrechnungssteuer) at a rate of 35% on the gross amount of the dividend. The Company is required to withhold the Swiss federal withholding tax from the dividend and remit it to the Swiss Federal Tax Administration. Distributions based upon a capital reduction (Nennwertrückzahlungen) and reserves paid out of capital contributions (Reserven aus Kapitaleinlagen) are not subject to Swiss federal withholding tax.

The redemption of common shares in the Company may under certain circumstances (in particular, if the common shares in the Company are redeemed for subsequent cancellation) be taxed as a partial liquidation for Swiss federal withholding tax purposes, with the consequence that the difference between the repurchase price and the nominal value of the shares (Nennwertprinzip) plus capital contribution reserves (Reserven aus Kapitaleinlagen) is subject to Swiss federal withholding tax.

The Swiss federal withholding tax is refundable or creditable in full to a Swiss tax resident corporate and individual shareholder as well as to a non-Swiss tax resident corporate or individual shareholder who holds the common shares as part of a trade or business carried on in Switzerland through a permanent establishment or fixed place of business situated for tax purposes in Switzerland, if such person is the beneficial owner of the distribution and, in the case of a Swiss tax resident individual who holds the common shares as part of his private assets, duly reports the gross distribution received in his individual income tax return or, in the case of a person who holds the common shares as part of a trade or business carried on in Switzerland through a permanent establishment or fixed place of business situated for tax purposes in Switzerland, recognizes the gross dividend distribution for tax purposes as earnings in the income statements and reports the annual profit in the Swiss income tax return.

If a shareholder who is not a Swiss resident for tax purposes and does not hold the common shares in connection with the conduct of a trade or business in Switzerland through a permanent establishment or fixed place of business situated, for tax purposes in Switzerland, receives a distribution from the Company, the shareholder may be entitled to a full or partial refund or credit of Swiss federal withholding tax incurred on a taxable distribution if the country in which such shareholder is resident for tax purposes has entered into a treaty for the avoidance of double taxation with Switzerland and the further prerequisites of the treaty for a refund have been met. Shareholders not resident in Switzerland should be aware that the procedures for claiming treaty benefits (and the time required for obtaining a refund or credit) may differ from country to country.

Besides the bilateral treaties, on January 1, 2017 Switzerland implemented the agreement with the European Community regarding the Automatic Exchange of Information in Tax Matters. This agreement contains in its Article 19 provisions on taxation of dividends which apply with respect to EU member states and provides for an exemption of Withholding Tax for companies under certain circumstances.

Individual and Corporate Income Tax on Dividends

Swiss resident individuals holding the common shares as part of their private assets who receive dividends and similar distributions (including stock dividends and liquidation proceeds), which are not repayments of the nominal value (Nennwertrückzahlungen) of the common shares or reserves paid out of capital contributions (Reserven aus Kapitaleinlagen) are required to report such payments in their individual income tax returns and are liable to Swiss federal, cantonal and communal income taxes on any net taxable income for the relevant tax period. Furthermore, for the purpose of the Direct Federal Tax, dividends, shares in profits, liquidation proceeds and pecuniary benefits from shares (including bonus shares) are included in the tax base for only 60% of their value (Teilbesteuerung), if the investment amounts to at least 10% of nominal share capital of the Company. All Swiss cantons have introduced similar partial taxation measures at cantonal and communal levels.

Swiss resident individuals as well as non-Swiss resident individual taxpayers holding the common shares in connection with the conduct of a trade or business in Switzerland through a permanent establishment or fixed place of business situated, for tax purposes, in Switzerland, are required to recognize dividends, distributions based upon a capital reduction (Nennwertrückzahlungen) and reserves paid out of capital contributions (Reserven aus Kapitaleinlagen) in their income statements for the relevant tax period and are liable to Swiss federal, cantonal and communal individual or corporate income taxes, as the case may be, on any net taxable earnings accumulated (including the payment of dividends) for such period. Furthermore, for the purpose of the Direct Federal Tax, dividends, shares in profits, liquidation proceeds and pecuniary benefits from shares (including bonus shares) are included in the tax base for only 50% (Teilbesteuerung), if the investment is held in connection with the conduct of a trade or business or qualifies as an opted business asset (gewillkürtes Geschäftsvermögen) according to Swiss tax law and amounts to at least 10% of nominal share capital of the Company. All cantons have introduced similar partial taxation measures at cantonal and communal levels.

Swiss resident corporate taxpayers as well as non-Swiss resident corporate taxpayers holding the common shares in connection with the conduct of a trade or business through a permanent establishment or fixed place of business situated, for tax purposes, in Switzerland, are required to recognize dividends, distributions based upon a capital reduction (Nennwertrückzahlungen) and reserves paid out of capital contributions (Reserven aus Kapitaleinlagen) in their income statements for the relevant tax period and are liable to Swiss federal, cantonal and communal corporate income taxes on any net taxable earnings accumulated for such period. Swiss resident corporate taxpayers as well as non-Swiss resident corporate taxpayers holding the common shares in connection with the conduct of a trade or business through a permanent establishment or fixed place of business situated, for tax purposes, in Switzerland may be eligible for participation relief (Beteiligungsabzug) in respect of dividends and distributions based upon a capital reduction (Nennwertrückzahlungen) and reserves paid out of capital contributions (Reserven aus Kapitaleinlagen) if the common shares held by them as part of a Swiss business have an aggregate market value of at least CHF 1 million or represent at least 10% of the nominal share capital of the Company or give entitlement to at least 10% of the profits and reserves of the Company, respectively.

Recipients of dividends and similar distributions on the common shares (including stock dividends and liquidation proceeds) who neither are residents of Switzerland nor during the current taxation year have engaged in a trade or business in Switzerland and who are not subject to taxation in Switzerland for any other reason are not subject to Swiss federal, cantonal or communal individual or corporate income taxes in respect of dividend payments and similar distributions because of the mere holding of the common shares.

Wealth and Annual Capital Tax on Holding of Common Shares

Swiss resident individuals and non-Swiss resident individuals holding the common shares or warrants in connection with the conduct of a trade or business in Switzerland through a permanent establishment or fixed place of business situated, for tax purposes, in Switzerland, are required to report their common shares or warrants as part of their wealth and will be subject to cantonal and communal wealth tax to the extent the aggregate taxable net wealth is allocable to Switzerland.

Swiss resident corporate taxpayers and non-Swiss resident corporate taxpayers holding the common shares or warrants in connection with the conduct of a trade or business in Switzerland through a permanent establishment or fixed place of business situated, for tax purposes, in Switzerland, will be subject to cantonal and communal annual capital tax on the taxable capital to the extent the aggregate taxable capital is allocable to Switzerland.

Individuals and corporate taxpayers not resident in Switzerland for tax purposes and not holding the common shares or warrants in connection with the conduct of a trade or business in Switzerland through a permanent establishment or fixed place of business situated, for tax purposes, in Switzerland, are not subject to wealth or annual capital tax in Switzerland because of the mere holding of the common shares.

Capital Gains on Disposal of Common Shares or Warrants

Swiss resident individuals who sell or otherwise dispose of the common shares or warrants realize a tax-free capital gain, or a non-deductible capital loss, as the case may be, provided that they hold the common shares or warrants, as applicable, as part of their private assets. Under certain circumstances, the sale proceeds may be requalified into taxable investment income (e.g., if the taxpayer is deemed to be a professional securities dealer).

Capital gains realized on the sale of the common shares or warrants held by Swiss resident individuals, Swiss resident corporate taxpayers as well as non-Swiss resident individuals and corporate taxpayers holding the common shares or warrants in connection with the conduct of a trade or business in Switzerland through a permanent establishment or fixed place of business situated, for tax purposes, in Switzerland, will be subject to Swiss federal, cantonal and communal individual or corporate income tax, as the case may be. This also applies to Swiss resident individuals who, for individual income tax purposes, are deemed to be professional securities dealers for reasons of, inter alia, frequent dealing and debt-financed purchases. Capital gains realized by resident individuals who hold the common shares as business assets might be entitled to reductions or partial taxations similar to those mentioned above for dividends (Teilbesteuerung) if certain conditions are met (e.g. holding period of at least one year and participation of at least 10% of nominal share capital of the Company).

Swiss resident corporate taxpayers as well as non-Swiss resident corporate taxpayers holding the common shares or warrants in connection with the conduct of a trade or business, through a permanent establishment or fixed place of business situated, for tax purposes, in Switzerland, are required to recognize such capital gain in their income statements for the relevant tax period. Corporate taxpayers may qualify for participation relief on capital gains (Beteiligungsabzug), if the common shares sold during the tax period represent at least 10% of the Company’s share capital or if the common shares sold give entitlement to at least 10% of the Company’s profit and reserve and were held for at least one year. The tax relief applies to the difference between the sale proceeds of common shares by the Company and the acquisition costs of the participation (Gestehungskosten).

Individuals and corporations not resident in Switzerland for tax purposes and not holding the common shares or warrants in connection with the conduct of a trade or business in Switzerland through a permanent establishment or fixed place of business situated, for tax purposes, in Switzerland, are not subject to Swiss federal, cantonal and communal individual income or corporate income tax, as the case may be, on capital gains realized on the sale of the common shares or warrants.

Gift and Inheritance Tax

Transfers of common shares or warrants may be subject to cantonal and/or communal inheritance or gift taxes if the deceased or the donor or the recipient were resident in a Canton levying such taxes and, in international circumstances where residency requirements are satisfied, if the applicable tax treaty were to allocate the right to tax to Switzerland.

Swiss Issuance Stamp Duty

The Company is subject to paying to the Swiss Federal Tax Administration a 1% Swiss federal issuance stamp tax (Emissionsabgabe) on any increase of the nominal share capital of the Company (with or without issuance of shares) or any other equity contributions received by the Company (regardless of whether or not any compensation is paid to the shareholder in connection with the contribution). Certain costs incurred in connection with the issuance of shares (if any) may be deductible. There are several exemptions from issuance stamp tax that may apply under certain circumstances (e.g., certain intercompany reorganizations).

Swiss Securities Transfer Tax

The purchase or sale (or other financial transfer) of the common shares, whether by Swiss residents or non-Swiss residents, may be subject to Swiss securities transfer tax of up to 0.15%, calculated on the purchase price or the proceeds if the purchase or sale occurs through or with a Swiss bank or other Swiss securities dealer as defined in the Swiss Federal Stamp Duty Act as an intermediary or party to the transaction unless an exemption applies.

Material U.S. Federal Income Tax Considerations for U.S. Holders

The following is a description of the material U.S. federal income tax consequences to U.S. Holders described below of owning and disposing of common shares, but it does not purport to be a comprehensive description of all tax considerations that may be relevant to a particular person’s decision to acquire the common shares. This discussion applies only to a U.S. Holder that holds the common shares as capital assets for U.S. federal income tax purposes. In addition, it does not describe all of the tax consequences that may be relevant in light of a U.S. Holder’s particular circumstances, including alternative minimum tax consequences, the potential application of the provisions of the Internal Revenue Code of 1986, as amended, or the Code, known as the Medicare contribution tax and tax consequences applicable to U.S. Holders subject to special rules, such as:

•	certain financial institutions;

•	dealers or traders in securities who use a mark-to-market method of tax accounting;

•	persons holding common shares as part of a straddle, wash sale, or conversion transaction or persons entering into a constructive sale with respect to the common shares;

•	persons whose functional currency for U.S. federal income tax purposes is not the U.S. dollar;

•	entities classified as partnerships for U.S. federal income tax purposes;

•	tax-exempt entities, including an “individual retirement account” or “Roth IRA”;

•	persons that own or are deemed to own ten percent or more of the vote or value of our stock; or

•	persons holding shares in connection with a trade or business conducted outside of the United States.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds common shares, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partnerships holding common shares and partners in such partnerships should consult their tax advisers as to their particular U.S. federal income tax consequences of holding and disposing of the common shares.

This discussion is based on the Code, administrative pronouncements, judicial decisions, final, temporary and proposed Treasury regulations, and the income tax treaty between Switzerland and the United States, or the Treaty, all as of the date hereof, any of which is subject to change, possibly with retroactive effect.

A “U.S. Holder” is a holder who, for U.S. federal income tax purposes, is a beneficial owner of common shares who is eligible for the benefits of the Treaty and is:

•	an individual who is a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state therein or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

U.S. Holders should consult their tax advisers concerning the U.S. federal, state, local and non-U.S. tax consequences of owning and disposing of common shares in their particular circumstances.

Passive Foreign Investment Company Rules

We believe that we were a “passive foreign investment company,” or PFIC, for U.S. federal income tax purposes for our 2017 taxable year, and we expect to be a PFIC for our current taxable year and for the foreseeable future. In addition, we may, directly or indirectly, hold equity interests in other PFICs, or Lower-tier PFICs. In general, a non-U.S. corporation will be considered a PFIC for any taxable year in which (i) 75% or more of its gross income consists of passive income or (ii) 50% or more of the average quarterly value of its assets consists of assets that produce, or are held for the production of, passive income. For purposes of the above calculations, a non-U.S. corporation that directly or indirectly owns at least 25% by value of the shares of another corporation is treated as if it held its proportionate share of the assets of the other corporation and received directly its proportionate share of the income of the other corporation. Passive income generally includes dividends, interest, rents, royalties and capital gains.

Under attribution rules, assuming we are a PFIC, U.S. Holders will be deemed to own their proportionate shares of Lower-tier PFICs and will be subject to U.S. federal income tax according to the rules described in the following paragraphs on (i) certain distributions by a Lower-tier PFIC and (ii) a disposition of shares of a Lower-tier PFIC, in each case as if the U.S. Holder held such shares directly, even if the U.S. Holder has not received the proceeds of those distributions or dispositions.

If we are a PFIC for any taxable year during which a U.S. Holder holds our shares, the U.S. Holder may be subject to certain adverse tax consequences. Unless a U.S. Holder makes a timely “mark-to-market” election or “qualified electing fund” election, each as discussed below, gain recognized on a disposition (including, under certain circumstances, a pledge) of common shares by the U.S. Holder, or on an indirect disposition of shares of a Lower-tier PFIC, will be allocated ratably over the U.S. Holder’s holding period for the shares. The amounts allocated to the taxable year of disposition and to years before we became a PFIC, if any, will be taxed as ordinary income. The amounts allocated to each other taxable year will be subject to tax at the highest rate in effect for that taxable year for individuals or corporations, as appropriate, and an interest charge will be imposed on the tax attributable to the allocated amounts. Further, to the extent that any distribution received by a U.S. Holder on our common shares (or a distribution by a Lower-tier PFIC to its shareholder that is deemed to be received by a U.S. Holder) exceeds 125% of the average of the annual distributions on the shares received during the preceding three years or the U.S. Holder’s holding period, whichever is shorter, the distribution will be subject to taxation in the same manner as gain, described immediately above.

If we are a PFIC for any year during which a U.S. Holder holds common shares, we generally will continue to be treated as a PFIC with respect to the U.S. Holder for all succeeding years during which the U.S. Holder holds common shares, even if we cease to meet the threshold requirements for PFIC status. U.S. Holders should consult their tax advisers regarding the potential availability of a “deemed sale” election that would allow them to eliminate this continuing PFIC status under certain circumstances.

If our common shares are “regularly traded” on a “qualified exchange,” a U.S. Holder may make a mark-to-market election with respect to the shares that would result in tax treatment different from the general tax treatment for PFICs described above. Our common shares will be treated as “regularly traded” in any calendar year in which more than a de minimis quantity of the common shares is traded on a qualified exchange on at least 15 days during each calendar quarter. Nasdaq, on which the common shares are listed, is a qualified exchange for this purpose. U.S. Holders should consult their tax advisers regarding the availability and advisability of making a mark-to-market election in their particular circumstances and the consequences to them if the common shares are delisted from Nasdaq (see “Risk Factors”). In particular, U.S. Holders should consider carefully the impact of a mark-to-market election with respect to their common shares given that we may have Lower-tier PFICs for which a mark-to-market election may not be available.

If a U.S. Holder makes the mark-to-market election, the U.S. Holder generally will recognize as ordinary income any excess of the fair market value of the common shares at the end of each taxable year over their adjusted tax basis, and will recognize an ordinary loss in respect of any excess of the adjusted tax basis of the common shares over their fair market value at the end of the taxable year (but only to the extent of the net amount of income previously included as a result of the mark-to-market election). If a U.S. Holder makes the election, the U.S. Holder’s tax basis in the common shares will be adjusted to reflect the income or loss amounts recognized. Any gain recognized on a sale or other disposition of common shares in a year in which we are a PFIC will be treated as ordinary income and any loss will be treated as an ordinary loss (but only to the extent of the net amount of income previously included as a result of the mark-to-market election). Distributions paid on common shares will be treated as discussed below under “Taxation of Distributions.”

Alternatively, a U.S. Holder can make an election, if we provide the necessary information, to treat us and each Lower-tier PFIC as a qualified electing fund (a “QEF Election”) in the first taxable year that we are treated as a PFIC with respect to the U.S. Holder. A U.S. Holder must make the QEF Election for each PFIC by attaching a separate properly completed IRS Form 8621 for each PFIC to its timely filed U.S. federal income tax return. Upon request of a U.S. Holder, we will provide the information necessary for a U.S. Holder to make a QEF Election with respect to us and will use commercially reasonable efforts to cause each Lower-tier PFIC that we control to provide such information with respect to such Lower-tier PFIC. However, no assurance can be given that such QEF information will be available for any Lower-tier PFIC.

If a U.S. Holder makes a QEF Election with respect to a PFIC, the U.S. Holder will be currently taxable on its pro rata share of the PFIC’s ordinary earnings and net capital gain (at ordinary income and capital gain rates, respectively) for each taxable year that the entity is classified as a PFIC. If a U.S. Holder makes a QEF Election with respect to us, any distributions paid by us out of our earnings and profits that were previously included in the U.S. Holder’s income under the QEF Election will not be taxable to the U.S. Holder. A U.S. Holder will increase its tax basis in its common shares by an amount equal to any income included under the QEF Election and will decrease its tax basis by any amount distributed on the common shares that is not included in its income. In addition, a U.S. Holder will recognize capital gain or loss on the disposition of common shares in an amount equal to the difference between the amount realized and its adjusted tax basis in the common shares. U.S. Holders should note that if they make QEF Elections with respect to us and Lower-tier PFICs, they may be required to pay U.S. federal income tax with respect to their common shares for any taxable year significantly in excess of any cash distributions received on the shares for such taxable year. U.S. Holders should consult their tax advisers regarding making QEF Elections in their particular circumstances.

Furthermore, if with respect to a particular U.S. Holder we are treated as a PFIC for the taxable year in which we paid a dividend or the prior taxable year, the preferential dividend rate with respect to dividends paid to certain non-corporate U.S. Holders will not apply.

If we are a PFIC for any taxable year during which a U.S. Holder holds common shares, such U.S. Holder will be required to file an annual information report with such U.S. Holder’s U.S. Federal income tax return on IRS Form 8621.

U.S. Holders should consult their tax advisers concerning our PFIC status and the tax considerations relevant to an investment in a PFIC.

Taxation of Distributions on Common Shares

As discussed above under “Dividend Policy,” we do not currently expect to make distributions on our common shares. In the event that we do make distributions of cash or other property, subject to the PFIC rules described above, distributions paid on common shares, other than certain pro rata distributions of common shares, will be treated as dividends to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). The amount of a dividend will include any amounts withheld by us in respect of Swiss taxes. The U.S. dollar amount of any dividend will be treated as foreign-source dividend income to U.S.

Holders and will not be eligible for the dividends- received deduction generally available to U.S. corporations under the Code. Dividends will be included in a U.S. Holder’s income on the date of the U.S. Holder’s receipt of the dividend. The amount of any dividend income paid in Swiss Francs will be the U.S. dollar amount calculated by reference to the exchange rate in effect on the date of receipt, regardless of whether the payment is in fact converted into U.S. dollars. If the dividend is converted into U.S. dollars on the date of receipt, a U.S. Holder should not be required to recognize foreign currency gain or loss in respect of the dividend income. A U.S. Holder may have foreign currency gain or loss if the dividend is converted into U.S. dollars after the date of receipt.

Subject to applicable limitations, some of which vary depending upon the U.S. Holder’s circumstances, Swiss income taxes withheld from dividends on common shares at a rate not exceeding the rate provided by the Treaty may be creditable against the U.S. Holder’s U.S. federal income tax liability. Swiss taxes withheld in excess of the rate applicable under the Treaty will not be eligible for credit against a U.S. Holder’s federal income tax liability. The rules governing foreign tax credits are complex, and U.S. Holders should consult their tax advisers regarding the creditability of foreign taxes in their particular circumstances. In lieu of claiming a foreign tax credit, U.S. Holders may, at their election, deduct foreign taxes, including the Swiss withholding tax, in computing their taxable income, subject to generally applicable limitations under U.S. law. An election to deduct foreign taxes instead of claiming foreign tax credits applies to all foreign taxes paid or accrued in the taxable year.

Sale or Other Disposition of Common Shares

Subject to the PFIC rules described above, for U.S. federal income tax purposes, gain or loss realized on the sale or other disposition of common shares will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder held the common shares for more than one year. The amount of the gain or loss will equal the difference between the U.S. Holder’s tax basis in the common shares disposed of and the amount realized on the disposition, in each case as determined in U.S. dollars. This gain or loss will generally be U.S.-source gain or loss for foreign tax credit purposes.

Information Reporting and Backup Withholding

Payments of dividends and sales proceeds that are made within the United States or through certain U.S.-related financial intermediaries generally are subject to information reporting, and may be subject to backup withholding, unless (i) the U.S. Holder is a corporation or other exempt recipient or (ii) in the case of backup withholding, the U.S. Holder provides a correct taxpayer identification number and certifies that it is not subject to backup withholding.

The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle it to a refund, provided that the required information is timely furnished to the IRS.

Information With Respect to Foreign Financial Assets

Certain U.S. Holders who are individuals and certain entities may be required to report information relating to an interest in our common shares, subject to certain exceptions (including an exception for common shares held in accounts maintained by certain U.S. financial institutions). U.S. Holders should consult their tax advisers regarding the effect, if any, of this legislation on their ownership and disposition of the common shares.

Plan of Distribution

Each selling shareholder of the common shares and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the Nasdaq Capital Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling shareholder may use any one or more of the following methods when selling common shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales;

•	in transactions through broker-dealers that agree with the selling shareholders to sell a specified number of such securities at a stipulated price per security;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The selling shareholders may also sell common shares under Rule 144 or any other exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the selling shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the common shares or interests therein, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling shareholders may also sell common shares short and deliver these common shares to close out their short positions, or loan or pledge the common shares to broker-dealers that in turn may sell these common shares. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of common shares offered by this prospectus, which common shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling shareholders and any broker-dealers or agents that are involved in selling the common shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the common shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling shareholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common shares.

We are required to pay certain fees and expenses incident to the registration of the common shares. We have agreed to indemnify the selling shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

With certain limited exceptions, we have agreed to keep this prospectus effective until the earlier of (i) the date on which the common shares may be resold by the selling shareholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the common shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The common shares covered hereby will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act of 1934, as amended (the “Exchange Act”), any person engaged in the distribution of the common shares covered hereby may not simultaneously engage in market making activities with respect to the common shares for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common shares by the selling shareholders or any other person. We will make copies of this prospectus available to the selling shareholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

Legal Matters

The validity of the common shares and certain other matters of Swiss law will be passed upon for us by Walder Wyss Ltd., Zurich, Switzerland. Certain matters of U.S. federal and New York State law will be passed upon for us by Davis Polk & Wardwell LLP, New York, New York.

Experts

The consolidated financial statements incorporated in this Prospectus by reference from the Auris Medical Holding AG’s Annual Report on Form 20-F for the year ended December 31, 2017 have been audited by Deloitte AG, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm, given upon their authority as experts in accounting and auditing.

The current address of Deloitte AG is General Guisan-Quai 38, 8002 Zurich, Switzerland, phone number + (41) 58 279 60 00.

Enforcement of Judgments

We are organized under the laws of Switzerland and our jurisdiction of incorporation is Zug, Switzerland. Moreover, a number of our directors and executive officers and a number of directors of each of our subsidiaries are not residents of the United States, and all or a substantial portion of the assets of such persons are located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon us or upon such persons or to enforce against them judgments obtained in U.S. courts, including judgments in actions predicated upon the civil liability provisions of the federal securities laws of the United States. We have been advised by our Swiss counsel that there is doubt as to the enforceability in Switzerland of original actions, or in actions for enforcement of judgments of U.S. courts, of civil liabilities to the extent predicated upon the federal and state securities laws of the United States. Original actions against persons in Switzerland based solely upon the U.S. federal or state securities laws are governed, among other things, by the principles set forth in the Swiss Federal Act on International Private Law. This statute provides that the application of provisions of non-Swiss law by the courts in Switzerland shall be precluded if the result was incompatible with Swiss public policy. Also, mandatory provisions of Swiss law may be applicable regardless of any other law that would otherwise apply.

Switzerland and the United States do not have a treaty providing for reciprocal recognition of and enforcement of judgments in civil and commercial matters. The recognition and enforcement of a judgment of the courts of the United States in Switzerland is governed by the principles set forth in the Swiss Federal Act on Private International Law. This statute provides in principle that a judgment rendered by a non-Swiss court may be enforced in Switzerland only if:

•	the non-Swiss court had jurisdiction pursuant to the Swiss Federal Act on Private International Law;

•	the judgment of such non-Swiss court has become final and non-appealable;

•	the judgment does not contravene Swiss public policy;

•	the court procedures and the service of documents leading to the judgment were in accordance with the due process of law; and

•	no proceeding involving the same position and the same subject matter was first brought in Switzerland, or adjudicated in Switzerland, or was earlier adjudicated in a third state and this decision is recognizable in Switzerland.

Where You Can Find More Information

We have filed with the U.S. Securities and Exchange Commission a registration statement (including amendments and exhibits to the registration statement) on Form F-1 under the Securities Act. This prospectus, which is part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information, we refer you to the registration statement and the exhibits and schedules filed as part of the registration statement. If a document has been filed as an exhibit to the registration statement, we refer you to the copy of the document that has been filed. Each statement in this prospectus relating to a document filed as an exhibit is qualified in all respects by the filed exhibit.

We are subject to the informational requirements of the Exchange Act. Accordingly, we are required to file reports and other information with the SEC, including annual reports on Form 20-F and reports on Form 6-K. You may inspect and copy reports and other information filed with the SEC at the Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet website that contains reports and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our directors, executive officers and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act.

Incorporation of Certain Information by Reference

The SEC allows us to incorporate by reference information into this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this document, except for any information superseded by information that is included directly in this prospectus or incorporated by reference subsequent to the date of this prospectus.

We incorporate by reference the following documents or information that we have filed with the SEC

•	our Annual Report on Form 20-F for the fiscal year ended December 31, 2017; and

•	the description of our common shares contained in our registration statement on Form 8-A filed with the SEC on July 29, 2014 and amended on June 1, 2016.

Documents incorporated by reference in this prospectus are available from us without charge upon written or oral request, excluding any exhibits to those documents that are not specifically incorporated by reference into those documents. You can obtain documents incorporated by reference in this document by requesting them from us in writing or at Auris Medical Holding AG, Bahnhofstrasse 21, 6300 Zug, Switzerland or via telephone at +41 (0)41 729 71 94.

Part II
Information Not Required in the Prospectus

Item 6. Indemnification of Directors and Officers

Under Swiss law, a corporation may indemnify its directors or officers against losses and expenses (except for such losses and expenses arising from willful misconduct or negligence, although legal scholars advocate that at least gross negligence be required), including attorney’s fees, judgments, fines and settlement amounts actually and reasonably incurred in a civil or criminal action, suit or proceeding by reason of having been the representative of, or serving at the request of, the corporation.

Subject to Swiss law, Article 17 of our articles of association provides for indemnification of the existing and former members of our board of directors, executive management, and their heirs, executors and administrators, against liabilities arising in connection with the performance of their duties in such capacity, and permits us to advance the expenses of defending any act, suit or proceeding to members of our board of directors and executive management.

In addition, under general principles of Swiss employment law, an employer may be required to indemnify an employee against losses and expenses incurred by such employee in the proper execution of their duties under the employment agreement with the company.

We have entered into indemnification agreements with each of the members of our board of directors and executive officers in the form filed as Exhibit 10.9 to this registration statement.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Company, the Company has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable.

Item 7. Recent Sales of Unregistered Securities

None.

Item 8. Exhibits

(a)       The following documents are filed as part of this registration statement:

1.1	Articles of Association of Auris Medical Holding AG, (incorporated by reference to exhibit 1.1 of the Auris Medical Holding AG current report on Form 20-F for the year ended December 31, 2017 filed with the Commission on March 22, 2018)

4.1	Form of Registration Rights Agreement between Auris Medical Holding AG and the shareholders listed therein (incorporated by reference to exhibit 4.1 of the Auris Medical Holding AG registration statement on Form F-1 (Registration no. 333-197105) filed with the Commission on July 21, 2014)

4.2	Warrant Agreement, dated as of March 13, 2018, between Auris Medical Holding AG and Hercules Capital, Inc. (incorporated by reference to exhibit 2.2 of the Auris Medical Holding AG Annual Report on Form 20-F filed with the Commission on March 22, 2018)

4.3	Registration Rights Agreement, dated as of October 10, 2017 between Auris Medical Holding AG and Lincoln Park Capital Fund, LLC (incorporated by reference to exhibit 10.3 of the Auris Medical Holding AG report on Form 6-K filed with the Commission on October 11, 2017

5.1	Opinion of Walder Wyss, Swiss counsel of Auris Medical Holding AG, as to the validity of the common shares

10.1*	Collaboration and License Agreement, dated October 21, 2003, between Auris Medical AG and Xigen SA (incorporated by reference to exhibit 10.1 of the Auris Medical Holding AG registration statement on Form F-1 (Registration no. 333-197105) filed with the Commission on June 27, 2014)

10.2*	Co-Ownership and Exploitation Agreement, dated September 29, 2003, between Auris Medical AG and INSERM (incorporated by reference to exhibit 10.2 of the Auris Medical Holding AG registration statement on Form F-1 (Registration no. 333-197105) filed with the Commission on June 27, 2014)

10.3	Form of Indemnification Agreement (incorporated by reference to exhibit 99.4 of the Auris Medical Holding AG report on Form 6-K filed with the Commission on May 11, 2016)

10.4	Stock Option Plan A (incorporated by reference to exhibit 10.11 of the Auris Medical Holding AG registration statement on Form F-1 (Registration no. 333-197105) filed with the Commission on June 27, 2014)

10.5	Stock Option Plan C (incorporated by reference to exhibit 10.12 of the Auris Medical Holding AG registration statement on Form F-1 (Registration no. 333-197105) filed with the Commission on June 27, 2014)

10.6	Equity Incentive Plan, as amended (incorporated by reference to exhibit 99.1 to the Auris Medical Holding AG registration statement on Form S-8 (Registration no. 333-217306) filed with the Commission on April 14, 2017)

10.7	English language translation of Lease Agreement between Auris Medical AG and PSP Management AG (incorporated by reference to exhibit 4.8 of the Auris Medical Holding AG Annual Report on Form 20-F filed with the Commission on March 14, 2017)

10.8	Controlled Equity OfferingSM Sales Agreement, dated as of June 1, 2016, between Auris Medical Holding AG and Cantor Fitzgerald & Co. (incorporated by reference to exhibit 1.1 of the Auris Medical Holding AG report on Form 6-K filed with the Commission on June 1, 2016)

10.9	Share Lending Agreement, dated as of June 1, 2016, between Thomas Meyer and Cantor Fitzgerald & Co. (incorporated by reference to exhibit 10.1 of the Auris Medical Holding AG report on Form 6-K filed with the Commission on June 1, 2016)

10.10	Loan and Security Agreement, dated as of July 19, 2016, between Auris Medical Holding AG, the several banks and other financial institutions or entities from time to time parties to the agreement and Hercules Capital, Inc. (incorporated by reference to exhibit 10.1 of the Auris Medical Holding AG rep ort on Form 6-K filed with the Commission on July 19, 2016)

10.11	Consent and Waiver, dated as of March 8, 2018, between Auris Medical Holding AG, the several banks and other financial institutions or entities from time to time parties to the agreement and Hercules Capital, Inc. (incorporated by reference to exhibit 4.12 of the Auris Medical Holding AG Annual Report on Form 20-F filed with the Commission on March 22, 2018)

10.12	Joinder Agreement dated as of March 13, 2018 to the Loan and Security Agreement, dated as of July 19, 2016, between Auris Medical Holding AG, the several banks and other financial institutions or entities from time to time parties to the agreement and Hercules Capital, Inc. (incorporated by reference to exhibit 4.13 of the Auris Medical Holding AG Annual Report on Form 20-F filed with the Commission on March 22, 2018)

10.13	Share Pledge Agreement, dated July 19, 2016, between Auris Medical Holding AG and Hercules Capital, Inc. (incorporated by reference to exhibit 10.3 of the Auris Medical Holding AG report on Form 6-K filed with the Commission on July 19, 2016)

10.14	Claims Security Assignment Agreement, dated July 19, 2016, between Auris Medical Holding AG and Hercules Capital, Inc. (incorporated by reference to exhibit 10.4 of the Auris Medical Holding AG report on Form 6-K filed with the Commission on July 19, 2016)

10.15	Bank Account Claims Security Assignment Agreement, dated July 19, 2016, between Auris Medical Holding AG and Hercules Capital, Inc. (incorporated by reference to exhibit 10.5 of the Auris Medical Holding AG report on Form 6-K filed with the Commission on July 19, 2016)

10.16	Purchase Agreement, dated as of October 10, 2017 between Auris Medical Holding AG and Lincoln Park Capital Fund, LLC (incorporated by reference to exhibit 10.1 of the Auris Medical Holding AG report on Form 6-K filed with the Commission on October 11, 2017

10.17	Purchase Agreement, dated as of October 10, 2017 between Auris Medical Holding AG and Lincoln Park Capital Fund, LLC (incorporated by reference to exhibit 10.2 of the Auris Medical Holding AG report on Form 6-K filed with the Commission on October 11, 2017)

10.18	Placement Agency Agreement, dated as of January 28, 2018, between Auris Medical Holding AG and Ladenburg Thalmann & Co. Inc. (incorporated by reference to exhibit 1.1 of the Auris Medical Holding AG report on Form 6-K filed with the Commission on January 30, 2018)

10.19	Securities Purchase Agreement, dated as of January 26, 2018 by and among Auris Medical Holding AG and the investors named therein (incorporated by reference to exhibit 10.1 of the Auris Medical Holding AG report on Form 6-K filed with the Commission on January 30, 2018)

10.20	Agreement and Plan of Merger, dated as of February 9, 2018, by and among Auris Medical Holding AG and Auris Medical NewCo Holding AG (incorporated by reference to exhibit 99.3 of the Auris Medical Holding AG report on Form 6-K filed with the Commission on February 9, 2018)

10.21	Share Transfer Agreement, dated as of February 9, 2018 by and between Thomas Meyer and Auris Medical Holding AG (incorporated by reference to exhibit 4.22 of the Auris Medical Holding AG Annual Report on Form 20-F filed with the Commission on March 22, 2018)

21.1	List of subsidiaries (incorporated by reference to exhibit 21.1 of the Auris Medical Holding AG registration statement on Form F-1 (Registration no. 333-197105) filed with the Commission on June 27, 2014)

23.1	Consent of Deloitte AG

23.2	Consent of Walder Wyss, Swiss counsel of Auris Medical Holding AG (included in Exhibit 5.1)

24.1	Powers of attorney (included on signature page to the registration statement)

*	Confidential treatment requested as to portions of the exhibit. Confidential materials omitted and filed separately with the Securities and Exchange Commission.

(b)       Financial Statement Schedules None.

Item 9. Undertakings

The undersigned hereby undertakes:

(a)       The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(b)       Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c)       The undersigned registrant hereby undertakes that:

(1)       For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)       For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX

The following documents are filed as part of this registration statement:

1.1	Articles of Association of Auris Medical Holding AG, (incorporated by reference to exhibit 1.1 of the Auris Medical Holding AG current report on Form 20-F for the year ended December 31, 2017 filed with the Commission on March 22, 2018)

4.1	Form of Registration Rights Agreement between Auris Medical Holding AG and the shareholders listed therein (incorporated by reference to exhibit 4.1 of the Auris Medical Holding AG registration statement on Form F-1 (Registration no. 333-197105) filed with the Commission on July 21, 2014)
4.2	Warrant Agreement, dated as of March 13, 2018, between Auris Medical Holding AG and Hercules Capital, Inc. (incorporated by reference to exhibit 2.2 of the Auris Medical Holding AG Annual Report on Form 20-F filed with the Commission on March 22, 2018)

4.3	Registration Rights Agreement, dated as of October 10, 2017 between Auris Medical Holding AG and Lincoln Park Capital Fund, LLC (incorporated by reference to exhibit 10.3 of the Auris Medical Holding AG report on Form 6-K filed with the Commission on October 11, 2017

5.1	Opinion of Walder Wyss, Swiss counsel of Auris Medical Holding AG, as to the validity of the common shares

10.1*	Collaboration and License Agreement, dated October 21, 2003, between Auris Medical AG and Xigen SA (incorporated by reference to exhibit 10.1 of the Auris Medical Holding AG registration statement on Form F-1 (Registration no. 333-197105) filed with the Commission on June 27, 2014)

10.2*	Co-Ownership and Exploitation Agreement, dated September 29, 2003, between Auris Medical AG and INSERM (incorporated by reference to exhibit 10.2 of the Auris Medical Holding AG registration statement on Form F-1 (Registration no. 333-197105) filed with the Commission on June 27, 2014)

10.3	Form of Indemnification Agreement (incorporated by reference to exhibit 99.4 of the Auris Medical Holding AG report on Form 6-K filed with the Commission on May 11, 2016)

10.4	Stock Option Plan A (incorporated by reference to exhibit 10.11 of the Auris Medical Holding AG registration statement on Form F-1 (Registration no. 333-197105) filed with the Commission on June 27, 2014)

10.5	Stock Option Plan C (incorporated by reference to exhibit 10.12 of the Auris Medical Holding AG registration statement on Form F-1 (Registration no. 333-197105) filed with the Commission on June 27, 2014)

10.6	Equity Incentive Plan, as amended (incorporated by reference to exhibit 99.1 to the Auris Medical Holding AG registration statement on Form S-8 (Registration no. 333-217306) filed with the Commission on April 14, 2017)

10.7	English language translation of Lease Agreement between Auris Medical AG and PSP Management AG (incorporated by reference to exhibit 4.8 of the Auris Medical Holding AG Annual Report on Form 20-F filed with the Commission on March 14, 2017)

10.8	Controlled Equity OfferingSM Sales Agreement, dated as of June 1, 2016, between Auris Medical Holding AG and Cantor Fitzgerald & Co. (incorporated by reference to exhibit 1.1 of the Auris Medical Holding AG report on Form 6-K filed with the Commission on June 1, 2016)

10.9	Share Lending Agreement, dated as of June 1, 2016, between Thomas Meyer and Cantor Fitzgerald & Co. (incorporated by reference to exhibit 10.1 of the Auris Medical Holding AG report on Form 6-K filed with the Commission on June 1, 2016)

10.10	Loan and Security Agreement, dated as of July 19, 2016, between Auris Medical Holding AG, the several banks and other financial institutions or entities from time to time parties to the agreement and Hercules Capital, Inc. (incorporated by reference to exhibit 10.1 of the Auris Medical Holding AG rep ort on Form 6-K filed with the Commission on July 19, 2016)

10.11	Consent and Waiver, dated as of March 8, 2018, between Auris Medical Holding AG, the several banks and other financial institutions or entities from time to time parties to the agreement and Hercules Capital, Inc. (incorporated by reference to exhibit 4.12 of the Auris Medical Holding AG Annual Report on Form 20-F filed with the Commission on March 22, 2018)

10.12	Joinder Agreement dated as of March 13, 2018 to the Loan and Security Agreement, dated as of July 19, 2016, between Auris Medical Holding AG, the several banks and other financial institutions or entities from time to time parties to the agreement and Hercules Capital, Inc. (incorporated by reference to exhibit 4.13 of the Auris Medical Holding AG Annual Report on Form 20-F filed with the Commission on March 22, 2018)

10.13	Share Pledge Agreement, dated July 19, 2016, between Auris Medical Holding AG and Hercules Capital, Inc. (incorporated by reference to exhibit 10.3 of the Auris Medical Holding AG report on Form 6-K filed with the Commission on July 19, 2016)

10.14	Claims Security Assignment Agreement, dated July 19, 2016, between Auris Medical Holding AG and Hercules Capital, Inc. (incorporated by reference to exhibit 10.4 of the Auris Medical Holding AG report on Form 6-K filed with the Commission on July 19, 2016)

10.15	Bank Account Claims Security Assignment Agreement, dated July 19, 2016, between Auris Medical Holding AG and Hercules Capital, Inc. (incorporated by reference to exhibit 10.5 of the Auris Medical Holding AG report on Form 6-K filed with the Commission on July 19, 2016)

10.16	Purchase Agreement, dated as of October 10, 2017 between Auris Medical Holding AG and Lincoln Park Capital Fund, LLC (incorporated by reference to exhibit 10.1 of the Auris Medical Holding AG report on Form 6-K filed with the Commission on October 11, 2017

10.17	Purchase Agreement, dated as of October 10, 2017 between Auris Medical Holding AG and Lincoln Park Capital Fund, LLC (incorporated by reference to exhibit 10.2 of the Auris Medical Holding AG report on Form 6-K filed with the Commission on October 11, 2017)

10.18	Placement Agency Agreement, dated as of January 28, 2018, between Auris Medical Holding AG and Ladenburg Thalmann & Co. Inc. (incorporated by reference to exhibit 1.1 of the Auris Medical Holding AG report on Form 6-K filed with the Commission on January 30, 2018)

10.19	Securities Purchase Agreement, dated as of January 26, 2018 by and among Auris Medical Holding AG and the investors named therein (incorporated by reference to exhibit 10.1 of the Auris Medical Holding AG report on Form 6-K filed with the Commission on January 30, 2018)

10.20	Agreement and Plan of Merger, dated as of February 9, 2018, by and among Auris Medical Holding AG and Auris Medical NewCo Holding AG (incorporated by reference to exhibit 99.3 of the Auris Medical Holding AG report on Form 6-K filed with the Commission on February 9, 2018)

10.21	Share Transfer Agreement, dated as of February 9, 2018 by and between Thomas Meyer and Auris Medical Holding AG (incorporated by reference to exhibit 4.22 of the Auris Medical Holding AG Annual Report on Form 20-F filed with the Commission on March 22, 2018)

21.1	List of subsidiaries (incorporated by reference to exhibit 21.1 of the Auris Medical Holding AG registration statement on Form F-1 (Registration no. 333-197105) filed with the Commission on June 27, 2014)

23.1	Consent of Deloitte AG

23.2	Consent of Walder Wyss, Swiss counsel of Auris Medical Holding AG (included in Exhibit 5.1)

24.1	Powers of attorney (included on signature page to the registration statement)

*       Confidential treatment requested as to portions of the exhibit. Confidential materials omitted and filed separately with the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Zug, Switzerland on April 27, 2018.

Auris Medical Holding AG

By:	/s/ Thomas Meyer
Name: Thomas Meyer
Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons on April 27, 2018 in the capacities indicated:

By:	/s/ Thomas Meyer
Name: Thomas Meyer
Title: Chief Executive Officer and Director (principal executive officer)

By:	*
Name: Hernan Levett
Title: Chief Financial Officer (principal financial officer and principal accounting officer)

By:	*
Name: Armando Anido
Title: Director

By:	*
Name: Mats Blom
Title: Director

By:	*
Name: Alain Munoz
Title: Director

By:	*
Name: Calvin Roberts
Title: Director

By:	*
Name: Colleen A. DeVries
Title: SVP Cogency Global Inc. Authorized Representative in the United States

By:	/s/ Thomas Meyer
Name: Thomas Meyer
Title: Attorney-in-Fact